Exhibit 10.18

This Lease Agreement has been filed to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Tennessee Valley Authority.  The representations and warranties of the parties in this Lease Agreement were made to, and solely for the benefit of, the other party to this Lease Agreement.  The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits, or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

TVA Contract No. 00072495

LEASE AGREEMENT

Dated September 30, 2008

between

SEVEN STATES SOUTHAVEN, LLC

and

TENNESSEE VALLEY AUTHORITY

Southaven Power Plant
An 810 MW (nominal) Gas-Fired Combined Cycle Electric Generating Facility
Located In DeSoto County, Mississippi

ARTICLE 1	DEFINITIONS	2
ARTICLE 2	LEASE OF THE LEASED PREMISES	24
2.1	Lease	24
2.2	Representations and Warranties	24
2.3	Compliance	26
ARTICLE 3	LEASE TERM, OPTION, AND RENT	27
3.1	Lease Term	27
3.2	Initial Rent	27
3.3	Basic Rent	27
3.4	Supplemental Rent	28
3.5	Manner of Payments; Late Payments	28
3.6	Impositions	29
3.7	Payment of Taxes Received by Seven States	29
3.8	Apportionment of Impositions	30
3.9	Tax Contest	30
3.10	No Offset	30
ARTICLE 4	DISCLAIMER OF WARRANTIES; RIGHT OF QUIET ENJOYMENT	31
4.1	Disclaimer of Warranties	31
4.2	Quiet Enjoyment	31
4.3	Use of Ground Interest	32
ARTICLE 5	NO RETURN OF LEASED PREMISES; EXERCISE OF BUY-BACK OPTION	32
ARTICLE 6	LIENS	32
ARTICLE 7	OPERATION AND MAINTENANCE; REPLACEMENT OF COMPONENTS; ENVIRONMENTAL MATTERS	33
7.1	Operation and Maintenance	33
7.2	Replacement of Components	35
7.3	Environmental Matters	36
7.4	Non-Interference; Purchased Assets Security	37

7.5	Transmission and Interconnection	38
ARTICLE 8	MODIFICATIONS	38
8.1	Required Modifications	38
8.2	Optional Modifications	38
8.3	Title to Modifications	39
8.4	Cost Responsibility for Capitalized Modifications	39
ARTICLE 9	EVENTS OF LOSS	40
9.1	TVA Obligation to Restore	40
9.2	Application of Proceeds	41
9.3	Major Condemnation	41
9.4	Minor Condemnation	41
9.5	Temporary Condemnation	42
9.6	TVA’s Waiver	42
9.7	Right of Compensation	43
9.8	Effect of Default	43
9.9	Appearance	43
9.10	Prompt Notice	43
ARTICLE 10	INSURANCE	44
ARTICLE 11	INSPECTION	44
ARTICLE 12	EVENTS OF DEFAULT; REMEDIES	44
12.1	Events of Default	45
12.2	Remedies for Event of Default	49
12.3	Right to Cure	50
12.4	Waiver of Outside Cure Periods	51
12.5	Force Majeure	51
ARTICLE 13	INDEMNIFICATION	52
13.1	By TVA to Seven States	52
13.2	By Seven States to TVA	53

ARTICLE 14	MISCELLANEOUS	53
14.1	Assignment	53
14.2	Amendments and Waivers	56
14.3	Notices	57
14.4	Survival	58
14.5	Successors and Assigns	58
14.6	Governing Law	58
14.7	Consent to Jurisdiction; Waiver of Trial by Jury	58
14.8	Merger	59
14.9	Severability	60
14.10	Counterparts	60
14.11	Headings and Table of Contents	61
14.12	Further Assurances	61
14.13	Effectiveness	61
14.14	Entire Agreement	61
14.15	No Partnership, Etc	61
14.16	Memorandum of Lease	62
14.17	Estoppel Certificates	62
14.18	Consent and Waiver	62
14.19	Seven States Required Federal Contracting Covenants	63
14.20	Waiver of Partition	63
14.21	Interpretation	63
14.22	TVA’s Access to Seven States’ Financial Statements	65
14.23	Fees and Expenses	65
14.24	Dispute Resolution	65

EXHIBIT A — Legal Description
EXHIBIT B — TVA’s People with Actual Knowledge

EXHIBIT C — Seven States’ People with Actual Knowledge

SCHEDULE 10.1 — Insurance Requirements

LEASE AGREEMENT
           This LEASE AGREEMENT, dated September 30, 2008 (Lease), is entered into by and between SEVEN STATES SOUTHAVEN, LLC (Seven States), a limited liability company formed and existing under the Laws of the State of Delaware, as owner and lessor, and TENNESSEE VALLEY AUTHORITY (TVA), a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2006), and acting as to real property as agent and in the name of the United States of America, as lessee.

W I T N E S S E T H :
           WHEREAS, TVA generates and transmits electric power and energy to Distributors, who resell that power and energy to consumers in portions of seven states in and around the Tennessee River Valley watershed; and
WHEREAS, through the Tennessee Valley Public Power Association (TVPPA), substantially all of the Distributors formed Seven States Power Corporation (Seven States Parent) for various purposes, among which is obtaining ownership interests in generating facilities jointly with TVA; and
WHEREAS, TVA and Seven States Parent have entered into that certain Joint Ownership Agreement, dated as of April 30, 2008, as amended and supplemented (the Joint Ownership Agreement); and
WHEREAS, pursuant to the Joint Ownership Agreement, Seven States Parent has designated Seven States as the “Designated Entity” for purposes of the Section 1 of the Joint Ownership Agreement and has exercised its option to obtain a specified undivided ownership share in the Purchased Assets from TVA, and TVA has agreed to sell such ownership share to Seven States at the Seven States Closing; and
WHEREAS, in connection with the Seven States Closing, the Parties desire to enter into this Lease whereby TVA will lease Seven States’ ownership interest in the Purchased Assets so that TVA may utilize the Purchased Assets while Long-Term Arrangements described in the Joint Ownership Agreement are being developed; and
           WHEREAS, pursuant to the Assignment and Assumption Agreement, on the Lease Commencement Date, Seven States desires to assign the Project Document Interest to TVA for the Lease Term and TVA desires to assume and accept the same, subject to the terms and conditions set forth herein;
           NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.  DEFINITIONS.
Capitalized terms used in this Lease, including the foregoing recitals, and not otherwise defined herein have the respective meanings set forth in this Article 1.  The rules of interpretation and the other general provisions of Section 14.21 shall apply to the terms used in this Lease.
“Accumulated Amortization Costs” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Actual Knowledge” means:
(a) with respect to TVA, actual knowledge of

(i) each individual set forth on Exhibit B (or successors or replacements of each such individual), in each case with respect to the period specified therein, or
(ii) an Authorized Officer of TVA (or successors or replacements of each such individual) who, in the ordinary performance of such individual’s duties or activities, has substantial responsibility for management or administration of
(1) the operation and maintenance of the Purchased Assets, or
(2) the preparation of TVA’s compliance matters with respect thereto; and
(b) with respect to Seven States, actual knowledge of each individual set forth on Exhibit C (or successors or replacements of such individual), in each case with respect to the period specified therein, and
(c) with respect to any other Person, actual knowledge of an Authorized Officer of such Person who, in the ordinary performance of such individual’s duties or activities, has substantial responsibility for management or administration of
(i) the operation and maintenance of the Purchased Assets, or
(ii) the preparation of such Person’s tax returns or compliance matters with respect thereto.
(d)  Any Person shall in any event be deemed to have actual knowledge of any matter as to which such Person has been given notice (i) pursuant to and in accordance with the provisions of the Lease to which such Person is a party or (ii) from any Governmental Authority.
           “Administrative and General Expenses” has the meaning generally applied in the electric utility industry as implemented by the Federal Energy Regulatory Commission’s Uniform

System of Accounts, 18 C.F.R. Part 101, including accounts 920 (salaries), 921 (office supplies and expenses), 923 (outside services employed), 924 (property insurance), 926 (employee pensions and benefits), 931 (rents), and 933 (transportation expenses).
“Affiliate” of any specified Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” when used with respect to any particular Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling,” “controlled,” and “under common control” have meanings correlative to the foregoing; provided, however, that any Person owning, directly or indirectly, ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a corporation, or ten percent (10%) or more of the partnership or other ownership interests of any other Person, is deemed to control such corporation or other Person; and provided further that any Federal Governmental Authority shall not be deemed to be an Affiliate of the Tennessee Valley Authority.
           “Appurtenant Rights” has the meaning specified in Section 2.1.
           “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the date of this Lease, by and between TVA and Seven States.
           “Authorized Officer” means, with respect to any Person:  its chairman of the board, its chief executive officer, its president, any of its executive vice presidents, any of its senior vice presidents, its chief financial officer, any of its vice presidents, its treasurer, or any other similar senior management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the governing body of such Person, (ii) working under the direct supervision of such chairman of the board, chief executive officer, president, executive vice president, senior vice president, chief financial officer, vice president, or treasurer, or (iii) whose responsibilities include the administration of the transactions and agreements contemplated under this Lease.
           “Bankruptcy Event” means that which occurs with respect to any Person if:
(a) that Person institutes a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or consents to the institution of an involuntary case thereunder against it; or
(b) such Person files a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state Law, or consents thereto; or
(c) such Person applies for, or consents or acquiesces to, the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee, or other officer with similar powers for itself or any substantial part of its assets; or
(d) such Person makes a general assignment for the benefit of its creditors; or
(e) such Person admits in writing its inability to pay its debts generally as they become due; or
(f) an involuntary case is commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings are commenced against such Person under any other applicable Federal or state Law and
(1) the petition commencing the involuntary case is not timely disputed, or
(2) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, or

(3) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days of the involuntary case filing, or
(4) an order for relief has been issued or entered therein; or
(g) a decree or order of a court having jurisdiction over the Leased Premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee, or other officer having similar powers, over such Person or all or a part of its property has been entered; or
(h) any other similar relief is granted against such Person under any applicable Bankruptcy Law.
           “Bankruptcy Law” means Title 11, United States Code, and any other state or Federal insolvency, reorganization, moratorium, receivership, or similar Law for the relief of debtors, or any successor statute.
           “Basic Rent” has the meaning specified in Section 3.3.
           “Borrowing Cost Rate” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Business Day” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Buy-Back Closing” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Buy-Back Option” means the options described in Section 5 of the Joint Ownership Agreement.

“Buy-Back Period” has the meaning specified in Section 1 of the Joint Ownership Agreement.
           “Buy-Back Price” has the meaning specified in Section 1 of the Joint Ownership Agreement.
           “Capitalized Modification” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Capitalized Replacement Components” has the meaning specified in Section 1 of the Joint Ownership Agreement.
           “Casualty” means any event of damage, destruction, or other casualty relating to the Purchased Assets or any part thereof.
           “Casualty Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty, or guaranty payable from time to time with respect to any Casualty, including the insurance required by Section 10.1.
           “Certifying Party” has the meaning specified in Section 14.17.
           “Change in Law” means:
(a) any material change in, or the adoption, effectiveness, or phase-in of any applicable Law; or
(b) any material change in the interpretation or application of any applicable Law; or
(c) any new request or directive (whether or not having the force of law) of any Governmental Authority;
any of which (a), (b), and (c) are made subsequent to the execution of this Lease.

           “Claim” means any asserted liability (including liability with respect to negligence (whether passive or active), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury, or death), obligation, loss, settlement, damage, penalty, claim (including any claim related to an Environmental Liability of TVA that relates to the Purchased Assets), action, suit, judicial or administrative proceeding (whether civil or criminal), order, judgment, penalty, fine, or other legal or administrative sanction, cost, expense, or disbursement, including reasonable legal, investigation, and expert fees, expenses, and related charges of whatsoever kind and nature.
           “Commercially Reasonable” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Component” means any appliance, part, instrument, appurtenance, accessory, furnishing, equipment, or other property of whatever nature that may from time to time be incorporated in the Purchased Assets, except to the extent constituting spare parts being held for future use.
           “Condemnation” means a seizure, condemnation, confiscation, or other taking of, or requisition of title to or use of, the Purchased Assets, or any part thereof by any Governmental Authority (or other Person acting under color of Governmental Authority).
           “Condemnation Proceeds” means any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any Condemnation.
           “Designated Entity” has the meaning specified in Section 1 of the Joint Ownership Agreement.

“Defaulting Party” has the meaning specified in Section 12.2.
“Distributor” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Dollars” and the symbol “$” means lawful money of the United States of America.
“Elected Percentage” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Emissions Allowances” means any emission credits, emission allowances, or other appropriate entitlements issued pursuant to applicable Environmental Laws that have been allocated to the Purchased Assets by any Governmental Authority.
           “Environmental Condition” means any event or condition, including the presence or Release of any Hazardous Material at, into, on, or under any land, water, air, or otherwise within or into the environment or within any structure, or the presence of wetlands or protected species or organism that does or reasonably could:  (i) require assessment, investigation, monitoring, abatement, correction, clean-up, mitigation, removal, remediation, or any other response; (ii) give rise to an Environmental Liability or any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence, strict liability, or otherwise) under or relating to any Environmental Law; (iii) create or constitute a public or private nuisance or trespass; (iv) constitute a violation of or non-compliance with any Environmental Law; (v) result in or contribute to the actual or threatened loss of or damage to any property, natural resources, wildlife, or environmental media, or the death of or injury to any Person from an Environmental Liability; or (vi) result in limitations under Environmental Law on the development or use of the Property.

           “Environmental Laws” means all Federal, state, and local statutes, Laws, ordinances, codes, rules, regulations, consent decrees, administrative orders, administrative directives, injunctions, deed restrictions, judgments, and any other legally enforceable requirements, in each case, of any Governmental Authority relating to, regulating, or imposing liability or mandatory standards of conduct concerning public health, safety, or the environment or natural resources, as each may from time to time be amended, supplemented, or supplanted as the context in any Project Document may require (including specifically the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300 et seq.; and all other applicable statutes, rules, or regulations of the Federal government or the State of Mississippi that govern the management of hazardous materials or the environment and all amendments thereto, and regulations implementing any of the foregoing).
           “Environmental Liability” means any administrative, regulatory, or judicial action, fee, cause of action, obligation, suit, liability (including but not limited to any contingent liability), loss, damage, proceeding, decree, judgment, penalty, fine, demand, demand letter, order, directive, claim (including any claim involving liability in tort:  strict, absolute, or otherwise), lien, sanction, notice of noncompliance or violation, legal or consultant fee or expense, or cost of investigation, remediation, or proceeding (Liabilities), relating in any way to any Environmental Law, or arising from the actual or alleged presence or Release of any Hazardous Material or the generation, use, handling, treatment, removal, storage, cleanup, remediation, transport, or disposal of Hazardous Material including, but not limited to, and regardless of the merit of such Liability, any and all Liabilities for:  (i) investigation, delineation, assessment, abatement, correction, enforcement, mitigation, corrective action, cleanup, removal, response, remediation, or other activities related to the actual or alleged presence or Release of Hazardous Material; (ii) damages, contribution, indemnification, cost recovery, compensation, mitigation, or injunctive or declaratory relief related to violations of or noncompliance with Environmental Laws or the actual or alleged presence or Release of Hazardous Material or the generation, use, handling, treatment, removal, storage, cleanup, remediation, transport, or disposal of Hazardous Material; (iii) any alleged or actual injury or threat of injury to human health, safety, natural resources, property, or the environment (including protection of flora and fauna) in connection with a violation of or noncompliance with Environmental Law or the actual or alleged presence or Release of or exposure to or threat of exposure to Hazardous Material or the generation, use, handling, treatment, removal, storage, cleanup, remediation, transport, or disposal of Hazardous Material; or (iv) any failure or alleged failure to obtain or comply with any Governmental Approval required by any Environmental Law for the construction, operation, or maintenance of the Purchased Assets.
           “Equipment” means all equipment, apparatus, furnishings, fittings, and personal property of every kind and nature whatsoever purchased, leased, or otherwise acquired by Seven States or TVA or both and now or subsequently attached to, contained in, or used or usable in any way in connection with any operation or letting of the Leased Premises together with any Replacement

Components and any Modifications, including all storm doors and windows, shelving, furniture, furnishings, heating, electrical, switch gear, uninterrupted power supply, mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating equipment, incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems, telephones, communications systems, televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, and fittings of every kind and description.
           “Estoppel Certificate” means a statement, addressed to the Requesting Party or as the Requesting Party shall direct, containing statements to the following effect (identifying in reasonable detail any exceptions that may exist at the time), as requested by the Requesting Party:  (a) this Lease has not been amended, constitutes the entire agreement between the Parties relating to the Leased Premises, and is in full force and effect; (b) neither Party is, to the best of the Certifying Party’s knowledge, in default under this Lease and to the best of the Certifying Party’s knowledge no facts or circumstances exist that, with the passage of time or the giving of notice or both, would constitute an Event of Default under this Lease by either Party; (c) TVA has paid all Rent to date; (d) the Lease Commencement Date and any other then-ascertainable dates relevant to this Lease but not expressly set forth in the text of this Lease, and the basis for such date; (e) the Certifying Party is not, to the best of its knowledge, entitled to any defenses, offsets, claims, counterclaims, or rights of recoupment against its obligations under this Lease; (f) the current Base Rent; (g) the Certifying Party’s address for notices; and (h) such other matters as either Party shall reasonably request.

           “Event of Abandonment” means at any time on or after the Lease Commencement Date, TVA shall announce that it is abandoning the Purchased Assets or the Purchased Assets shall be abandoned or operation of the Purchased Assets shall be suspended for any reason for a period of fifteen (15) consecutive days and Seven States has given written notice to TVA of such suspension of operation after such fifteen (15) -day period has expired, and an additional fifteen (15) days have passed after such notice from Seven States and no resumption of operation has occurred; provided, however, that none of (i) scheduled maintenance of the Purchased Assets, (ii) repairs to the Purchased Assets, whether scheduled or not scheduled, (iii) a forced outage (including as a result of Force Majeure) or scheduled outage of the Purchased Assets, or (iv) non-operation of the Purchased Assets as the result of economics or failure to dispatch by TVA for any other business reason, shall constitute abandonment or suspension of operations of the Purchased Assets, and, in the case of suspension of operation of the Purchased Assets as a result of a forced outage (including as a result of Force Majeure), or in the case of unscheduled repairs to the Purchased Assets, so long as TVA is diligently attempting to end such suspension of operation.
           “Event of Default” has the meaning set forth in Section 12.1.
           “Fair Market Value” means with respect to any Property or services as of any date, the cash rent or cash price obtainable in an arm’s length lease or sale contract, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller under no compulsion to lease or sell the Property or services in question, and shall, in the case of the Purchased Assets, be determined (except as otherwise provided herein) on the basis, as applicable, that (i) the conditions contained in Articles 6 through 8 have been complied with in all material respects, (ii) the Purchased Assets are free and clear of all Liens (other than Seven States’ Liens), and (iii) in the case of the Fair Market Value for purposes of lease rental, taking into account the terms of the Lease.  If, with respect to lease rental, the Fair Market Value of the Purchased Assets is to be determined during the continuance of an Event of Default or in connection with the exercise of remedies by Seven States pursuant to Article 12 of the Lease, such value shall be determined by an appraiser appointed solely by Seven States on an “as-is,” “where-is,” and “with all faults” basis and shall take into account all Liens (other than Seven States’ Liens).
           “Force Majeure” has the meaning set forth in Section 12.5.
           “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
           “Generating Facility” means the Southaven Power Plant, an 810 megawatt (nominal) gas-fired combined cycle electric generating facility located on the Site, and all Equipment, buildings, structures, fixtures, and other improvements acquired by TVA from Seller.
“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved, as the same may change from time to time, by a significant portion of the electric utility industry during the relevant time period, or practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition.  Good Utility Practice is not intended to be limited to any particular set of optimum practices, methods, or acts to the exclusion of all others, but rather is intended to encompass a broad spectrum of acceptable practices, methods, and acts.

“Governmental Approvals” means any and all permits, acceptances, authorizations, certificates, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, binding written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any applicable Law, and shall include any and all such environmental and operating permits, licenses, and other approvals that are required for the construction, use, occupancy, zoning, operation, and maintenance of the Purchased Assets.
           “Governmental Authority” means any nation or government, any state, provincial, or other political subdivision thereof (whether Federal, state, or local), any court, and any administrative agency or other regulatory body, instrumentality, authority, or entity (other than TVA) exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
           “Ground Interest” means the Site and the Appurtenant Rights.
           “Hazardous Material” means:
(i)  any “hazardous substance,” as defined by any Environmental Law;
(ii) any “solid waste” or “hazardous waste,” as defined by any Environmental Law;
(iii) any petroleum product or petroleum (including crude oil or any fraction thereof);
(iv) any coal waste or coal combustion waste; or
(v) any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, or other substance (including polychlorinated biphenyls, urea formaldehyde insulation, asbestos, asbestos-containing material, mold, mercury, or radioactive materials) the use or Release of which is regulated, prohibited, or restricted pursuant to any Environmental Laws or that could otherwise result in any Environmental Liability.
           “Impositions” means all Taxes (other than any excluded taxes), water and sewer rents, rates and charges, excises, levies, license and permit fees, fines, penalties, and other Governmental Authority charges and any interest or costs with respect thereto, charges for any easement or agreement maintained for the benefit of the Purchased Assets, and charges for public and private utilities (including gas, electricity, light, heat, air conditioning, power, and telephone and other communication services), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or during the Lease Term and applicable to the Lease Term or any part thereof may be assessed, levied, confirmed, imposed upon, or become due and payable out of or with respect to, or charged with respect to, or become a lien on the Purchased Assets.
           “Initial Rent” has the meaning specified in Section 3.2, below.
“Insurance Requirements” means, as the case may be, the terms and conditions of any insurance policy required by Section 10.1 to be maintained by TVA or to be maintained or arranged, on behalf of Seven States, by TVA, and all requirements of the issuer of any such policy, as set forth on Schedule 10.1.
           “Joint Ownership Agreement” means that certain agreement bearing that name between Seven States and TVA dated as of April 30, 2008 as amended and supplemented.
“Law” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Lease” means this lease agreement.
           “Lease Commencement Date” means the date  of the  Seven States Closing.
           “Lease Term” has the meaning specified in Section 3.1, below.

           “Leased Premises” means Seven States’ ownership interest and rights in the Purchased Assets.
           “Leasehold Interest” means all the estate, right, title, and interest of TVA in and to the Leased Premises.
           “Lender” has  the meaning specified in Section 1 of  the Joint Ownership Agreement.
“Liability” has the meaning specified within the definition of “Environmental Liability.”
           “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, easement, encumbrance, lien (statutory or other), charge, lease, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same economic effect as any of the foregoing).
“Long-Term Arrangements” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Major Condemnation” means a Condemnation of all, or substantially all, of the Purchased Assets or that prevents TVA from operating or maintaining all, or substantially all, of the Purchased Assets following exhaustion of all permitted appeals or an election by TVA not to pursue such appeals; provided, however, that no such contest shall extend beyond the date that is one (1) year after the loss of such title.
           “Material Adverse Effect” means a material adverse change in or material adverse effect on (i) the business, operations, Property, condition (financial or otherwise), economic prospects, or results of operations (including net cash flows) of the applicable Party, the operation of the Purchased Assets, or the then-current or residual Fair Market Value, utility, or useful life of the

Purchased Assets, (ii) the ability of the Parties to perform or comply with its obligations hereunder, or (iii) the validity or enforceability of the Lease or the rights, interests, and remedies of the Parties.
           “Minor Condemnation” means a Condemnation that is not a Major Condemnation.
           “Modification” has the meaning specified in Section 1 of the Joint Ownership Agreement.

“Monthly Amortization Costs” has the meaning specified in Section 1 of the Joint Ownership Agreement.

“Monthly Borrowing Costs” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Non-Defaulting Party” has the meaning specified in Section 12.2.
           “Officer’s Certificate” means with respect to any Person, a certificate signed by any Authorized Officer of such Person.
           “Optional Modification” has the meaning specified in Section 8.2.
           “Overdue Rate” means the interest rate equal to the rate provided under the Prompt Payment Act, 31 U.S.C. §§ 3901-07, which is adjusted by the United States Secretary of the Treasury semiannually.
           “Party” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Permitted Liens” means:  (i) the interests of Seven States under the Lease; (ii) Liens for (A) Taxes not yet due and payable or (B) Taxes being contested in good faith, if the Party responsible for such taxes has established (and is maintaining in accordance with GAAP) adequate reserves for such taxes; (iii) suppliers’, vendors’, workmen’s, repairmen’s, employees’, mechanics’, materialmen’s, or other like Liens arising in the ordinary course of business for amounts the payment of which is either (A) not yet delinquent or (B) being contested in good faith, if (1) the Party responsible for such taxes has established (and is maintaining in accordance with GAAP) adequate reserves for the discharge of such Lien and (2) such proceedings do not involve a material risk of the sale, forfeiture, or loss of the Purchased Assets (or any material part of any thereof) or are bonded for the amount required under applicable Law to release any such Lien; (iv) pre-judgment Liens for claims that are being diligently contested in good faith and liens arising out of judgments or awards with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture, or loss of the Purchased Assets (or any material part of any thereof) or are bonded for the amount required under applicable Law to release any such Lien; (v) pledges or deposits to secure statutory obligations; (vi) good faith deposits in connection with bids, tenders, or contracts, including rent security deposits; and (vii) any first mortgage that may now or hereafter be placed upon the Leased Premises or portion thereof by Seven States, as well as any junior mortgage to the extent such junior mortgage is approved by the applicable first mortgagee.
           “Person” has the meaning specified in Section 1 of the Joint Ownership Agreement.
            “Project Document Interest” means all right, title, and interest of Seven States in and to all Project Documents.
           “Project Documents” means the following documents assigned by Seller to TVA and assumed by TVA at the closing of the TVA Purchase Agreement, collectively and as amended, restated, or otherwise modified from time to time:
1.           Facility Letter Agreement,  by and between Texas Gas Transmission Corporation and Seller, dated as of October 23, 2000

2.           Amendment to Facility Letter Agreement, by and between Texas Gas Transmission Corporation and Cogentrix Energy, LLC, dated as of January 31, 2001

3.           License and Indemnity Agreement, by and between Texas Gas Transmission Corporation and Seller, dated as of March 27, 2002

4.           Gas Metering Agreement, between Texas Gas Transmission Corporation and Seller, dated as of June 1, 2000

5.           Interconnection Agreement OOPAP-263655, between TVA and Seller, dated as of October 10, 2000

6.           Amended and Restated Interconnection and Operating Agreement, by and between Seller and Entergy Mississippi, Inc., dated as of October 20, 2000

7.           Long Term Service Agreement, by and between Seller and General Electric International, Inc., dated as of October 1, 2001, effective October 21, 2002

8.           Parts Sharing Agreement, by and between Cogentrix Parts Company, Inc. and Various Project Affiliates, dated as of October 1, 2001

9.           Amended and Restated Sewer Agreement, between the City of Southaven and Seller, dated as of August 23, 2000

10.           Municipal Development Agreement, by and between the City of Southaven, Mississippi, and Cogentrix Energy, LLC, dated as of June 7, 1999

11.           General Warranty Deed, by and between H&M Properties (Grantor) and Seller (Grantee), dated as of December 12, 2000

12.                      General Warranty Deed, by and between P&W Properties, LLC (Grantor) and Seller (Grantee), dated as of December 12, 2000

13.                      General Warranty Deed, by and between Seller (Grantor) and P&W Properties, LLC (Grantee), dated as of December 12, 2000

14.                      General Warranty Deed, by and between P&W Partners (Grantor) and Cogentrix Southaven Properties, LLC (Grantee), dated as of December 12, 2000

15.                      General Warranty Deed, by and between City of Southaven, Mississippi (Grantor), and Cogentrix Southaven Properties, LLC (Grantee), dated as of December 12, 2000

16.           Corrected Quit Claim Deed, by and between P&W Properties, LLC (Grantor) and Seller (Grantee), dated as of September 26, 2002

17.           Special Warranty Deed, by and between Southaven Properties, LLC (Grantor), and Tennessee Valley Authority (Grantee), dated as of May 9, 2008, as to certain Mississippi property

18.           Special Warranty Deed, by and between Southaven Properties, LLC (Grantor), and Tennessee Valley Authority (Grantee), dated as of May 9, 2008, as to certain Tennessee property

19.           Special Warranty Deed, by and between Cogentrix Southaven Properties, LLC (Grantor), and Tennessee Valley Authority (Grantee), dated as of May 9, 2008, as to certain Mississippi property

20.           Special Warranty Deed, by and between Cogentrix Southaven Properties, LLC (Grantor), and Tennessee Valley Authority (Grantee), dated as of May 9, 2008, as to certain Tennessee property and any replacement or substitute agreement for any of the foregoing.
           “Property” means any right or interest in or to property or asset of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, including the capital stock of any Person.
“Purchase Price” has the meaning specified in Section 1 of the Joint Ownership Agreement.
           “Purchased Assets” has the meaning specified in the TVA Purchase Agreement.
“Qualified Appraiser” means a nationally recognized third-party appraiser that shall (a) be qualified to appraise independent electric generating businesses, (b) have been engaged in the appraisal or business valuation and consulting business for a period of not less than five (5) years, and (c) not be associated with Seven States, TVA, or any of their respective Affiliates.
           “Release” means the actual or threatened release, deposit, disposal, or leakage of any Hazardous Material at, into, upon, from, or under any land, water, or air, or otherwise into the environment or within any structure, including by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, and placement.
           “Rent” means Initial Rent, Basic Rent, and Supplemental Rent, collectively.
           “Rent Payment Date” means the last Business Day of each calendar month.
           “Replacement Component” has the meaning specified in Section 7.2(a).
           “Requesting Party” has the meaning specified in Section 14.17.
           “Required Modification” has the meaning specified in Section 8.1.
           “Restoration” means, upon a Casualty or Condemnation, the safeguarding, clearing, repair, restoration, alteration, replacement, rebuilding, and reconstruction of the damaged or remaining improvements to a state substantially similar to the Purchased Assets prior to any such Casualty or Condemnation, subject to applicable Law.
           “Seller” has the meaning specified in Section 1 of the Joint Ownership Agreement.
           “Seven States” means Seven States Southaven, LLC, a Delaware limited liability company.
           “Seven States Closing” has the meaning specified in Section 1 of the Joint Ownership Agreement.
“Seven States’ Liens” means any Lien other than a Permitted Lien on the Purchased Assets or any part thereof arising from and after consummation of the transaction contemplated hereunder on the Lease Commencement Date as a result of (i) Claims against or any act or omission of Seven States or any of its respective Affiliates that are not related to or that are in violation of the Lease or that are in breach of any covenant or agreement of Seven States specified herein or (ii) Taxes and excluded taxes imposed upon Seven States or any of its respective Affiliates that are not indemnified against by TVA pursuant to the Lease or are not related to or that are in violation of the Lease or the transactions contemplated hereby.
“Seven States Parent” means Seven States Power Corporation, a not-for-profit mutual benefit corporation created and existing under the laws of the State of Tennessee.
“Seven States Parties” has the meaning specified in Section 13.2.
“Site” means the parcels of real property described in Exhibit A.
           “Statement” has the meaning specified in Section 3.7.
           “Supplemental Rent” means any and all amounts, liabilities, indemnities, and monetary obligations (other than Initial Rent and Basic Rent) that this Lease requires TVA to pay (whether or not specifically identified as Supplemental Rent) to Seven States or any other Person.
           “Tax” means all fees (including license, documentation, and registration fees), taxes (including receipts, gross receipts, transaction, rental, turn-over, excise, sales, use, stamp, value-added, ad valorem, and property taxes (personal and real, tangible and intangible), and payments made in lieu of such taxes, but excluding income, profits, or similar taxes), license, levies, exports, duties, recording charges or fees, assessments, withholdings, and other charges and impositions of any nature, plus all related interest, penalties, fines, and additions to tax, now or hereafter imposed by any Federal, state, local, or foreign government or other taxing authority, relating to the Leased Premises.
           “Temporary Condemnation” means a Condemnation of the right to use or occupy the Purchased Assets or any part of the Purchased Assets for a limited period of time.
“Transfer” has the meaning specified in Section 14.1(a).
           “Transferee” means any Person to whom a Transferring Party or its assignee effects a Transfer.

“Transferring Party” means a Party who effects a Transfer to a Transferee.
“TVA” means the Tennessee Valley Authority, a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2006).  With respect to interests in real property, TVA shall be deemed to be acting as agent for and in the name of the United States of America.
“TVA Parties” has the meaning specified in Section 13.1.
           “United States” or “U.S.” means the United States of America.

ARTICLE 2.  LEASE OF THE LEASED PREMISES.

           2.1  Lease.  On the Lease Commencement Date, subject to all of the terms and conditions of this Lease, the Joint Ownership Agreement, and the Assignment and Assumption Agreement, Seven States shall demise, license, and lease to TVA and as of the Lease Commencement Date demises, licenses, and leases to TVA Seven States’ ownership interest and rights in the Purchased Assets, which includes:
(a) the Site; and
(b) all agreements, easements, servitudes, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments, prescriptions, advantages, and other rights and benefits at any time belonging or pertaining to the Site, the use of any streets, ways, alleys, vaults, or strips of land adjoining, abutting, adjacent, or contiguous to the Site, and all Governmental Approvals (to the extent permitted by applicable Law and the terms of such Governmental Approvals) and rights, whether or not of record, appurtenant to the Site (Appurtenant Rights); and

(c) the Generating Facility.
TVA shall lease, license from, hire, and take, and as of the Lease Commencement Date leases, licenses from, hires, and takes, the Leased Premises from Seven States, for the Lease Term.  Seven States and TVA acknowledge and agree that legal fee title to the Leased Premises remains vested in Seven States at all times.
           2.2  Representations and Warranties.
           2.2(a)  For the purpose of inducing Seven States to enter into this Lease, TVA represents and warrants to Seven States that:
           2.2(a)(i)  Neither the execution and delivery of this Lease by TVA nor the performance of the obligations contemplated hereby shall result in any breach or violation of or default under any judgment, decree, order, mortgage, lease, agreement, indenture, or other instrument to which TVA is a party;
           2.2(a)(ii)  TVA has full power and authority to execute this Lease and to perform all of the obligations of TVA as provided for in this Lease, and this Lease is binding and enforceable against TVA; and
           2.2(a)(iii)  TVA is a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2006).  Each individual signing this Lease on behalf of TVA is fully authorized and empowered to sign this Lease on TVA’s behalf. The Lease is duly authorized, executed, and delivered by TVA; such execution or delivery has been duly authorized by all necessary official action of TVA; and constitutes the legal, valid, and binding obligation of TVA, enforceable in accordance with its terms.
           2.2(b) For the purpose of inducing TVA to enter into this Lease, Seven States represents and warrants to TVA that:
           2.2(b)(i)  neither the execution and delivery of this Lease by Seven States nor the performance of the obligations contemplated hereby shall result in any breach or violation of or default under any judgment, decree, order, mortgage, lease, agreement, indenture, or other instrument to which Seven States is a party or under the charter or by-laws of Seven States;
           2.2(b)(ii)  there is no material case, suit, action, cause of action, claim, inquiry, investigation or proceeding, whether pending or threatened, against Seven States or the Leased Premises;
2.2(b)(iii)  any consents or approvals necessary for the valid authorization, delivery, and implementation of this Lease and the consummation of the transactions contemplated thereunder have been made or obtained and are in full force and effect;
           2.2(b)(iv)  Seven States is the sole owner of fee title to the Leased Premises, subject only to Permitted Liens and other matters of record;
           2.2(b)(v)  Seven States has full power and authority to execute this Lease and to perform all of the obligations of Seven States as provided for in this Lease, and this Lease is binding and enforceable against Seven States; and
           2.2(b)(vi)  Seven States is a limited liability company formed and validly existing in good standing under the Law of the State of Delaware with all due power and authority to transact business and own and lease property in the State of Tennessee and the State of Mississippi.  The individual signing this Lease on behalf of Seven States is fully authorized and empowered to sign this Lease on Seven States’ behalf.  The Lease is each duly authorized, executed, and delivered by Seven States; such execution or delivery has been duly authorized by all necessary corporate action of Seven States; and constitutes the legal, valid, and binding obligation of Seven States, enforceable in accordance with its terms.
           2.3  Compliance.  TVA and Seven States shall during the Lease Term observe and comply with all applicable Law affecting the Leased Premises, including procuring and complying with necessary Governmental Approvals.  Each Party shall promptly provide to the other Party a copy of any notice or correspondence relating to the Leased Premises, any Impositions (including any bill or statement), or any notice of nonrenewal or threatened nonrenewal of any Governmental Approvals from any Governmental Authority, utility company, insurance carrier, insurance rating bureau, or other agency or authority relating to the Leased Premises or this Lease.

ARTICLE 3.  LEASE TERM, OPTION, AND RENT.

           3.1  Lease Term.  The term of this Lease (Lease Term) shall commence on the Lease Commencement Date and shall expire on the earliest to occur of:  (a) completion of the Buy-Back Closing, without regard to the provision under which the Buy-Back Option was exercised; or (b) the execution and delivery by Seven States and TVA of Long-Term Arrangements.
           3.2  Initial Rent.  TVA hereby agrees to pay to Seven States as Initial Rent a one-time payment, due on the Lease Commencement Date, in the amount of $804,000.

           3.3  Basic Rent.  TVA hereby agrees to pay to Seven States as Basic Rent each month an amount equal to the sum of:
(a) $100,000 for the month’s Administrative and General Expenses, provided, however, that each month said amount for Administrative and General Expenses shall be:
(i) increased by the amount equal to any amount by which Seven States’ actual Administrative and General Expenses were greater than $100,000 for the preceding month, or
(i) decreased by the amount equal to any amount by which Seven States’ actual Administrative and General Expenses were less than $100,000 for the preceding month;
plus
(b) an additional dollar amount calculated each month as follows:
Monthly Amortization Costs + Monthly Borrowing Costs.
TVA shall pay the Basic Rent in arrears on each Rent Payment Date during the Lease Term as provided in Section 3.5.  All Basic Rent shall be payable to Seven States in the manner set forth in Section 3.5.
           3.4  Supplemental Rent.  TVA agrees to pay to Seven States or to any other Person entitled thereto as expressly provided herein, any and all Supplemental Rent, promptly as the same shall become due and owing, or where no due date is specified, promptly after demand by the Person entitled thereto.  TVA shall also pay as Supplemental Rent, to the extent permitted by applicable Law, an amount equal to interest at the Overdue Rate on any part of any payment of

Basic Rent not paid when due for any period for which the same shall be overdue and on any Supplemental Rent not paid when due (whether promptly after demand or otherwise) for the period from such due date until the same shall be paid.  All Supplemental Rent to be paid pursuant to this Section 3.4 shall be payable in the manner set forth in Section 3.5.
           3.5  Manner of Payments; Late Payments.
           3.5(a)  All Rent shall be paid in arrears by TVA in Dollars in immediately available funds to the recipient on the date due.  TVA shall pay all Rent payable to Seven States to an account that Seven States designates in writing.
           3.5(b)  If any installment of Rent is paid more than five (5) Business Days after the Rent Payment Date, it shall bear interest from the due date at the Overdue Rate, which interest shall be immediately due and payable as further Supplemental Rent.
           3.6  Impositions.  During the Lease Term, TVA shall pay and discharge as Supplemental Rent all Impositions.  TVA shall also pay all interest and penalties assessed by any Governmental Authority on account of late payment of any Imposition, except (a) late payment caused by Seven States’ failure to remit an Imposition (paid to Seven States by TVA) in accordance with TVA’s reasonable instructions (provided that such involve only ministerial functions) or (b) if applicable, Seven States’ failure to forward promptly to TVA a copy of a tax bill or other bill relating to any Imposition received by Seven States.
3.7  Payment of Taxes Received by Seven States.  Seven States shall advise TVA, by a written statement, of any Taxes (Statement) at least thirty (30) days prior to the date when the same shall be payable by TVA.  The Taxes or installment thereof shall be due and payable to Seven States not less than ten (10) days prior to the last date on which Seven States may make such payment to the appropriate taxing authority without the imposition of any fine, penalty, or interest, provided that the Statement has been received by TVA at least thirty (30) days prior to such ten (10) -day period.  If Seven States shall not have received a bill for any Taxes at the time Seven States desires to deliver the Statement, the Statement may be based upon Seven States’ good faith estimate of such Tax.  If a Statement is furnished to TVA after the date on which an installment of any Tax was due hereunder, TVA shall, within fifteen (15) days thereafter, pay to Seven States an amount equal to the amount of any underpayment of such Tax and, in the event of any overpayment, Seven States shall credit against subsequent payments of Base Rent and Supplemental Rent under this Lease, the amount of TVA’s overpayment.  If there shall be any increase or decrease in Taxes for any period, whether during or after such period, Seven States may furnish a revised Statement for such period, and such Tax shall be adjusted and paid or credited substantially in the same manner as provided in the preceding sentence.
           3.8  Apportionment of Impositions.  Any Imposition relating to the Leased Premises (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon, or in respect of, or become a lien upon, the Leased Premises, or become payable, during the Lease Term) relating to a fiscal period of the applicable taxing authority, a part of which is included within the Lease Term and a part of which is included in the period of time before the commencement or after the expiration of the Lease Term, shall be apportioned between Seven States and TVA as of the commencement or expiration, as applicable, of the Lease Term so that TVA shall pay that portion of such Imposition which that part of such fiscal period included in the period of the Lease Term bears to the fiscal period of the applicable taxing authority.
           3.9  Tax Contest.  Seven States has the right to seek reductions in the valuation of the Leased Premises assessed for Tax purposes and to prosecute any action or proceeding in connection therewith by appropriate proceedings in accordance with applicable Laws.  Seven

States agrees that during the Lease Term TVA may participate in any negotiations, renegotiations, and proceedings concerning payments made to the appropriate state or local governments for Taxes.  If Seven States has not elected to seek any such reduction for any particular tax year, TVA may request that Seven States seek such reduction, and in such event Seven States shall, at TVA’s expense, seek such reduction accordingly.
3.10.  No Offset.  Neither Party shall offset any amount owed to the other Party under this Lease against any amount owed by the other Party under any other agreement.

ARTICLE 4.  DISCLAIMER OF WARRANTIES; RIGHT OF QUIET ENJOYMENT.
           4.1  Disclaimer of Warranties.
           4.1(a)  TVA acknowledges that it is familiar with the Leased Premises as of the date of this Lease.  Seven States expressly disclaims any warranties as to the condition of the Leased Premises, including implied warranties of merchantability or fitness for any particular use or purpose.
           4.1(b)  During the Lease Term, so long as no Event of Default has occurred and is continuing, Seven States hereby appoints irrevocably and constitutes TVA its agent and attorney-in-fact, coupled with an interest, to assert and enforce, from time to time, in the name and for the account of Seven States and TVA, as their interests may appear, whatever claims and rights Seven States may have with respect to the Purchased Assets or any Component against any manufacturer, vendor, warrantor, or contractor, or under any express or implied warranties relating to the Purchased Assets or any Component thereof.  TVA agrees to assert and enforce the foregoing warranty claims, and Seven States agrees to execute and deliver such further documents and take such further action

(including the assignment of warranty claims) as may be reasonably requested by TVA in order to obtain such warranty service as may be furnished for the Purchased Assets or any Component by any warrantors.
           4.2  Quiet Enjoyment.  Seven States covenants and agrees that, notwithstanding any other provision of the Assignment and Assumption Agreement or any of the Project Documents, so long as TVA is paying Rent and performing its covenants and agreements set forth in this Lease , TVA shall peaceably and quietly have, hold, and enjoy the Leased Premises for the term hereof without hindrance or molestation from Seven States subject to the terms and provisions of this Lease, and neither Seven States nor any Person acting by, through, or under Seven States shall interfere with or interrupt TVA’s peaceful and quiet enjoyment of the use, operation, and possession of the Leased Premises under this Lease and the benefits accruing to TVA hereunder.  Upon a breach of this covenant of quiet enjoyment, which breach continues for a period of more than fifteen (15) days, TVA shall have the right to exercise its Buy-Back Option.
           4.3  Use of Ground Interest.  The Ground Interest shall be used by TVA for the operation, maintenance, repair, replacement, improvement, and use of the Purchased Assets under this Lease, and for any and all activities directly or indirectly associated therewith, whether functionally or incidentally related thereto.

ARTICLE 5.  NO RETURN OF LEASED PREMISES; EXERCISE OF BUY-BACK OPTION.
           It is recognized that if the parties do not agree on Long-Term Arrangements, under the provisions of Section 5 (Buy-Back) of the Joint Ownership Agreement, ownership of the Leased Premises will be conveyed to TVA at the end of the Lease.  Accordingly there is no provision in the Lease for return of the Leased Premises.  Further, Seven States, TVA, and the Lenders may

each cause this Lease to be terminated through exercise of the Buy-Back Option at any time such exercise is permitted by it under the Joint Ownership Agreement or under the separate Buy-Back Arrangements between TVA and the Lenders, regardless of whether at the time of such exercise an Event of Default exists under the Lease, or a Casualty or Condemnation has occurred.

ARTICLE 6.  LIENS.
           TVA hereby covenants that it will not create, incur, assume, or suffer to exist any Lien (other than Permitted Liens) on or with respect to Seven States’ interest in the  Purchased Assets on Seven States’ interest in or under the Lease, and TVA shall promptly notify Seven States of the imposition of any Lien (other than Permitted Liens) of which TVA has Actual Knowledge and shall promptly, at its sole cost and expense, take such action as may be necessary to discharge or release fully any Lien (other than Permitted Liens).  TVA may contest the amount or validity of imposition of any Lien by appropriate proceedings diligently conducted in good faith.

ARTICLE 7.  OPERATION AND MAINTENANCE; REPLACEMENT OF COMPONENTS; ENVIRONMENTAL MATTERS.
           7.1  Operation and Maintenance.
           7.1(a)  TVA shall:  (i) operate, maintain, provide fuel for, and generate power at the Leased Premises in a manner materially consistent with Good Utility Practice and established TVA maintenance and repair programs for facilities similar to the Generating Facility owned, leased, or operated by TVA, so as to keep the Leased Premises in good working order and in such condition that the Leased Premises will have the capacity and functional ability to perform, in normal commercial operation, the functions and at the levels of performance (subject to curtailments due to system power demands, dispatch decisions, maintenance requirements, or Force Majeure) provided in the Project Documents; (ii) operate and maintain the Leased Premises so as to be in material compliance with contractors’ and manufacturers’ warranty requirements in effect; (iii) operate and maintain the Leased Premises in material compliance with the Assignment and Assumption Agreement, the Project Documents, and all other material, relevant agreements to which TVA is a party or that pertain to or otherwise affect the Leased Premises, and perform in a timely manner all material obligations under the Project Documents assigned or delegated to it; (iv) maintain the Leased Premises in at least as good an operating condition as the Leased Premises is in on the Lease Commencement Date, ordinary wear and tear and degradation from normal operations excepted; (v) operate and maintain the Leased Premises in compliance with all applicable Law and the requirements of any applicable insurance policy; and (vi) maintain the Leased Premises including all appurtenances in substantially the same condition and repair as the same are delivered on the date hereof, ordinary wear and tear and degradation from normal operations excepted.
           7.1(b)  At the Site TVA shall maintain operating logs in a manner consistent with TVA’s ordinary operating practices showing the production of the Generating Facility, and such other periodic reports or logs as are consistent with TVA’s ordinary operating practices.  At the Site TVA shall keep maintenance and repair reports for the Generating Facility in a manner consistent with TVA’s ordinary operating practices and in reasonably sufficient detail to indicate the nature and date of major work done.  At the

Site TVA shall maintain current operating manuals (including training, maintenance, and technology manuals) and a complete set of plans of the Generating Facility in sufficient detail to enable an engineer not otherwise familiar with the Generating Facility to locate and identify the various items of property comprising the Generating Facility, in each case in accordance with the standards set forth above; provided, however, that any or all of such logs and reports (but not such manuals and plans) may be destroyed periodically in accordance with TVA’s normal document retention practice applicable to the Generating Facility and comparable facilities in the TVA system.  Notwithstanding the above, TVA may keep any such reports and documentation at a location other than the Site provided that all such reports and documentation shall be made available for inspection at the Site promptly upon reasonable notice from Seven States.
           7.2  Replacement of Components.
7.2(a)  In the ordinary course of maintenance, service, repair, or testing of the Purchased Assets or any Component, TVA, at no cost to Seven States, may remove or cause to be removed from the Purchased Assets any Component; provided, however, that TVA (1) shall cause such Component to be replaced by a replacement Component of like utility that shall be free and clear of all Liens (except Permitted Liens) and shall be in as good operating condition consistent with Good Utility Practice as that of the Component replaced, assuming such replaced Component was maintained in accordance with the terms of this Lease, and (2) shall cause such replacement to be performed in a manner that (i) does not diminish the current Fair Market Value, residual value, utility, or remaining useful life of the Purchased Assets by more than a de minimis amount (individually or in the aggregate), and (ii) is reasonably expected to have no material adverse effect on the Purchased Assets or the operation thereof (each such replacement Component being herein referred to as a Replacement Component).  Each Component at any time removed from the Purchased Assets shall remain subject to this Lease, wherever located, until such time as such Component shall be replaced by a Replacement Component that has been incorporated in the Purchased Assets and that meets the requirements for Replacement Components specified above.
7.2(b)  If during the Lease Term TVA undertakes a project by which TVA installs on the Leased Premises Replacement Components having a cost of one hundred thousand dollars ($100,000) or more (Capitalized Replacement Components), then TVA shall calculate Seven States’ ownership share of the cost of such Capitalized Replacement Components by multiplying the Elected Percentage by such cost and submit an invoice therefor to Seven States, which shall pay promptly that amount to TVA, no later than thirty (30) days after receipt of the invoice.  Once Seven States has paid said invoice, the Basic Rent under this Lease shall be adjusted to reflect this Elected Percentage of the cost of the Capitalized Replacement Components as described in Section 3.3.2, above.
           7.3  Environmental Matters.  TVA shall comply with all applicable Environmental Laws pertaining to TVA’s use and operation of the Leased Premises and shall not cause or permit to occur on, under, or at the Leased Premises during the Lease Term:  (a) any violation of any applicable Environmental Laws; or (b) the use, generation, Release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Material, or the transportation to or from the Leased Premises of any Hazardous Material, except (i) as is incidental to and customary for the operation or maintenance of the Leased Premises for the uses permitted under this Lease and (ii) in compliance with all applicable Environmental Laws.  TVA shall make all submissions to, provide all information required by, and otherwise fully comply with the requirements of any Governmental Authority arising under applicable Environmental Laws pertaining to TVA’s use and operation of the Leased Premises to include ownership and maintenance of any permits and licenses that may be necessary, required, or appropriate under the applicable Environmental Laws.  If any Governmental Authority requires any clean-up plan or clean-up measures, under applicable Environmental Laws, on account of a Release or other Environmental Condition, TVA shall promptly provide Seven States with reasonable written notice thereof and prepare and submit the required plans (with copies to Seven States) and all related bonds and other financial assurances and shall promptly and diligently carry out all such clean-up plans.  TVA shall, promptly upon completion, deliver to Seven States, true, correct, and complete copies of any and all environmental audits or related reports that TVA causes to be produced.  TVA shall promptly provide Seven States with written notice regarding any Release or Environmental Condition on the Leased Premises, or any other notices, correspondence, or information (whether written or unwritten) regarding any investigations, any Claim, any threat of any Claim, or any notice by any Person relating to any Environmental Laws or any Environmental Condition.  TVA acknowledges that all Emission Allowances issued pursuant to applicable Environmental Laws are and will remain the property of Seven States to the extent of its interest therein; but may be used by TVA to the extent required in the operation of the Purchased Assets.  Any such Emission Allowances not so used may be sold or transferred by Seven States as it may elect.  If such Emission Allowances shall at any time be insufficient to permit the operation of the Purchased Assets, TVA shall obtain Emission Allowances to the extent reasonably required.
           7.4  Non-Interference; Purchased Assets Security.

7.4(a)  TVA shall be designated with the SERC Reliability Corporation as the “Generator Operator” and “Generator Owner” and, as applicable, as the “Transmission Owner” and “Transmission Operator” and shall file such reports with the SERC Reliability Corporation as may be applicable in connection with such designations.  TVA shall be solely responsible for the Purchased Assets’ dispatch, power sales, and power deliveries.  Seven States shall not attempt to sell, or effect the sale of, or control or set any price or terms of sale or transmission or delivery of any power from the Purchased Assets, notwithstanding any Event of Default by TVA.
7.4(b)  During the Lease Term, other than as may be expressly provided in this Lease, all requests for access to the Purchased Assets shall be subject to TVA’s review and shall be subject to TVA’s security requirements, to be granted in its sole discretion.
7.5  Transmission and Interconnection.  TVA certifies that during the Lease Term Seven States has no duties or obligations to TVA with respect to transmission of power from the Purchased Assets or with respect to interconnection of the Purchased Assets except as expressly provided in Section 7.4 above.

ARTICLE 8.  MODIFICATIONS.
           8.1  Required Modifications.  TVA shall make or cause to be made any Modifications to the Purchased Assets as required by applicable Law or any Governmental Authority of competent jurisdiction (each, a Required Modification); provided, however, that TVA may in good faith and by appropriate proceedings, diligently contest the validity or application of any applicable Law in any reasonable manner.  TVA shall promptly provide notice to Seven States of any such requirement for a Required Modification, upon obtaining Actual Knowledge thereof.  TVA shall keep Seven States reasonably informed of TVA’s plans with respect to the implementation of any Required Modification, and shall provide Seven States with any additional information that Seven States reasonably requests in connection with any such Required Modification.
           8.2  Optional Modifications.  TVA at any time may make or cause to be made any Modification to the Purchased Assets (that is not a Required Modification) as TVA considers in its discretion to be necessary or desirable in the proper conduct of its business (any such non-Required Modification being referred to as an Optional Modification); provided, however, that TVA shall make or cause to be made such Optional Modification only in accordance with applicable Law and Governmental Approvals.  TVA shall promptly provide notice to Seven States, and keep Seven States reasonably informed, of TVA’s plans with respect to the implementation of any Optional Modification, and shall provide Seven States with any additional information that Seven States reasonably requests in connection with any such Optional Modification.
           8.3  Title to Modifications.  Title to all Modifications shall automatically vest in both Seven States and TVA in proportion to their percentage ownership interests in the Purchased Assets upon being affixed to or incorporated into the Purchased Assets and such Modifications shall immediately (i) become subject to this Lease, (ii) be deemed part of the Purchased Assets for all purposes of this Lease and the Assignment and Assumption Agreement, and (iii) be deemed to be included in any reference to “Purchased Assets” under this Lease.  TVA shall take such steps as Seven States may reasonably require from time to time, confirm that such title has vested in Seven States, and that such title is subject to this Lease.

8.4  Cost Responsibility for Capitalized Modifications.  TVA and Seven States shall bear the cost of each Required Modification and each Optional Modification that costs one hundred thousand dollars ($100,000) or more (Capitalized Modification), in proportion to their percentage ownership interests in the Purchased Assets.  TVA shall calculate Seven States’ ownership share of the cost of such Capitalized Modifications by multiplying the Elected Percentage by such cost and submit an invoice therefor to Seven States, which shall pay promptly that amount to TVA, no later than thirty (30) days after receipt of the invoice.  Once Seven States has paid said invoice, the Basic Rent under this Lease shall be adjusted to reflect this Elected Percentage of the cost of the Capitalized Modification as described in Section 3.3, above.

ARTICLE 9.  EVENTS OF LOSS.
           9.1  TVA Obligation to Restore.  If a Casualty occurs, then not later than ninety (90) days after such Casualty TVA shall notify Seven States of such Casualty in writing of TVA’s election, in TVA’s discretion, either (a) to repair and restore the Leased Premises at TVA’s expense, or (b) TVA may exercise its Buy-Back Option.  Should TVA elect to repair and restore the Leased Premises, TVA shall complete Restoration within the following period after adjustment of the loss and initial disbursement of insurance proceeds (or, if no insurance proceeds are available, then after the date three months after the date of the Casualty):  (a) if the Casualty destroys less than thirty percent (30%) of the Purchased Assets, then six (6) months; (b) if the Casualty destroys thirty percent (30%) or more of the Purchased Assets but less than substantially all of the Purchased Assets, then twelve (12) months; and (c) if the Casualty destroys substantially all of the Purchased Assets, then eighteen (18) months.  If TVA shall elect to restore but (i) shall fail or neglect to restore with reasonable diligence the Leased Premises or any portion thereof so damaged or destroyed, or (ii) having so commenced such Restoration, shall fail to complete the same with reasonable diligence in accordance with the terms of this Lease, then Seven States may complete the same at TVA’s cost and expense.  If TVA shall fail to make an election as provided in the first sentence of this Section 10.1, a Casualty shall be deemed to have occurred at the end of the ninety (90)-day period referred to in the first sentence of this Section 9.1, above, and TVA shall be deemed to have made the election to exercise its Buy-Back Option.  In any event, all Rent hereunder shall continue unabated until this Lease terminates.
           9.2  Application of Proceeds.  Any payments with respect to the Purchased Assets received at any time by Seven States, TVA, or any other Person from any Governmental Authority or from Casualty Insurance Proceeds as a result of the occurrence during the Lease Term of a Casualty shall be deposited in an account jointly designated by Seven States and TVA.
           9.3 Major Condemnation.  If a Major Condemnation occurs after the Lease Commencement Date, then TVA shall be obligated to exercise its Buy-Back Option within a reasonable time but not to exceed thirty (30) days after such occurrence and to conduct the Buy-Back Closing, if practicable, before the effective date of the condemnation.  Rent shall be apportioned as of the earlier of the effective date of the Major Condemnation or the date of the Buy-Back Closing.  Any Condemnation Proceeds shall be paid to an account designated jointly by Seven States and TVA, and allocated between Seven States and TVA as follows:
           9.3(a)  Seven States’ Share.  Seven States shall be entitled to receive a percentage of the total Condemnation Proceeds equaling its Elected Percentage of the Purchased

Assets, with such share reduced by the Fair Market Value of TVA’s Leasehold Interest as of the effective date of the Condemnation.
           9.3(b)  TVA’s Share.  TVA shall be entitled to receive a percentage of the total Condemnation Proceeds equaling its Elected Percentage of the Purchased Assets, as well as the Fair Market Value of TVA’s Leasehold Interest as of the effective date of the Condemnation.
           9.3(c)  Costs and Expenses.  Each Party shall bear its own legal costs incurred as a result of any Major Condemnation and any Minor Condemnation.
           9.4  Minor Condemnation.  If a Minor Condemnation occurs after the Lease Commencement Date, there shall be no abatement of rent, and the entire award shall be paid to an account designated jointly by Seven States and TVA and shall be applied first to Restoration of any remaining improvements not taken, then to TVA to reimburse it for the pro-rated portion of any rent TVA paid to Seven States for any portion of the Purchased Assets rendered unusable from the date of condemnation to the date full use of the Purchased Assets is restored.  TVA shall perform such Restoration in accordance with the procedures set forth in this Article 9 so as to return the Leased Premises to its value and functionality prior to the Minor Condemnation to the extent Commercially Reasonable after giving effect to the consequences of the Minor Condemnation.  Any remaining Condemnation Proceeds shall be distributed to Seven States and TVA in the same manner as are Condemnation Proceeds arising from a Major Condemnation, as described in Section 9.3, above.  In the event of a Minor Condemnation, TVA has the right to exercise its Buy-Back Option within twenty (20) days of the occurrence of such Minor Condemnation, in which event the Lease shall terminate as of the consummation of the Buy-Back Closing, and Rent shall be apportioned as of such closing date.

           9.5  Temporary Condemnation.  If a Temporary Condemnation occurs after the Lease Commencement Date, then TVA shall give Seven States prompt notice thereof.  The Lease Term shall not be reduced or affected in any way by such Temporary Condemnation, and TVA shall continue to pay all Rent.  TVA shall be entitled to all Condemnation Proceeds attributable to any portion of the Temporary Condemnation occurring during the Lease Term.
           9.6  TVA’s Waiver.  In any and all proceedings relating to a Condemnation, TVA waives the right to make a separate claim for the Leasehold Interest or for any costs related to the value of the Purchased Assets or any Component.  TVA shall be entitled solely to the amounts, if any, payable to it pursuant to the provisions of this Article 9.  In each such proceeding, Seven States and TVA agree to execute any and all documents that may be reasonably required to facilitate collection of the Condemnation Proceeds in such proceeding and distribution of such Condemnation Proceeds in the manner provided for in this Lease; provided, however, that TVA may raise and litigate in the condemnation proceeding any defense, including asserting that TVA’s property as a matter of Law is not subject to condemnation.
           9.7  Right of Compensation.  In case of any action by any Governmental Authority not resulting in an actual transfer of interest in the Leased Premises but creating a right to compensation with respect to the Leased Premises, this Lease shall continue in full force and effect without reduction or abatement of Rent, and the award shall be equitably apportioned between Seven States and TVA.
           9.8  Effect of Default.  Notwithstanding anything to the contrary contained herein, if any Event of Default of which TVA has received notice exists, then any payments to which TVA would otherwise be entitled under this Article 9 shall first be applied to cure such Event of

Default.  Notwithstanding the foregoing, if such Event of Default is not reasonably susceptible of cure by the payment of money alone, then TVA shall be entitled to receive any payments to which it is entitled under this Article 9 without first curing such Event of Default, provided that: (a) TVA has duly commenced the cure of such Event of Default, and (b) TVA is diligently prosecuting to completion the remedy of such Event of Default.
           9.9  Appearance.  Each Party has the right, at its own expense, to appear in any proceedings related to a Condemnation and participate in any and all hearings, trials, and appeals therein.
           9.10  Prompt Notice.  If Seven States or TVA shall receive notice of any proposed or pending Condemnation, such Party shall promptly notify the other Party of the receipt and contents thereof.

ARTICLE 10.  INSURANCE.
            During the Lease Term, TVA shall maintain (or cause to be maintained) the insurance required to be maintained pursuant to the Insurance Requirements set forth on Schedule 10.1 hereof and shall comply with such Insurance Requirements.

ARTICLE 11.  INSPECTION.
           During the Lease Term, Seven States and its agents and representatives, including any environmental consultant retained by Seven States and any agents and representatives of current or prospective lenders and underwriters, have the right, during normal business hours, upon reasonable notice to TVA and at no risk to TVA, to visit, observe, and inspect the Leased Premises and the records with respect to the operations and maintenance thereof (including operating costs) in TVA’s custody or to which TVA has access so long as TVA has the opportunity to be present; provided, however, that (a) TVA shall not be required to permit Seven States to review or inspect TVA’s proprietary business records and documentation relating to TVA’s budget projections, finances, projected load profiles, or pricing of the electricity produced at the Purchased Assets or any matters solely related to energy trading or the forward dispatch of the Purchased Assets, and (b) any such inspection shall be conducted so as not to disturb or interfere unreasonably with TVA’s quiet enjoyment of the Purchased Assets, including the operation or maintenance of the Purchased Assets and the conduct by TVA of its business, and shall be in accordance with TVA’s safety and insurance programs.

ARTICLE 12.  EVENTS OF DEFAULT; REMEDIES.
           12.1  Events of Default.  Each of the following events shall constitute an Event of Default hereunder and, where specified in this Section 12.1, under the Assignment and Assumption Agreement (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order by any court or any order, rule, or regulation of any Governmental Authority):
           12.1(a)  TVA shall fail to make any payment of Basic Rent after the same has become due and payable, and such failure shall have continued for a period of ten (10) Business Days after receipt by TVA of written notice of such failure from Seven States;
           12.1(b)  TVA shall fail to make any payment of Supplemental Rent after the same has become due and such failure shall have continued for a period of thirty (30) Business Days after receipt by TVA of written notice of such failure from Seven States or any other Person to whom such payment is owed;

           12.1(c)  Either TVA or Seven States shall fail to perform or observe in any material respect (without giving duplicative effect to any materiality qualifier set forth in the text of any covenant, agreement, obligation, or representation) any covenant, obligation, or agreement to be performed or observed by it under this Lease or the Assignment and Assumption Agreement (other than any covenant, obligation, or agreement referred to in clause (a) or (b) of this Section 12.1) and such failure shall continue unremedied for thirty (30) days after receipt by the Defaulting Party of written notice thereof from the Non-Defaulting Party; provided, however, that in the case of TVA as Defaulting Party under this Section 12.1(c), if (A) such failure is reasonably susceptible of being remedied, but not within such thirty (30) -day period, and (B) TVA presents to Seven States a plan TVA reasonably believes will cure such failure, and TVA is diligently proceeding to cure such failure in accordance with such plan, then the period for cure shall be extended for the period as necessary for TVA to cure such failure, but in no event shall the aggregate cure period under this Section 12.1(d) exceed one hundred and eighty (180) days after receipt by TVA of written notice thereof from Seven States;
           12.1(d)  Any representation or warranty made by TVA or Seven States in this Lease or in any Officer’s Certificate delivered pursuant thereto is materially false or misleading as of the date made (except to the extent that such representations and warranties relate solely to an earlier date, in which case as of such date) and shall continue to be material and the circumstances giving rise to such representation or warranty are unremedied for a period of thirty (30) days after receipt by the Defaulting Party of written notice thereof from the Non-Defaulting Party; provided, however, that if such condition cannot be remedied within such thirty (30) -day period, then the period within which to remedy such condition shall be extended up to an additional one hundred and eighty (180) days, so long as the Defaulting Party diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional one hundred and eighty (180) -day period;
           12.1(e)  Seven States (i) shall become subject to a Bankruptcy Event or (ii) shall breach its duty to TVA of quiet enjoyment under Section 4.2;
           12.1(f)  The termination, suspension, or revocation of, or material adverse modification or omission or failure to obtain, or cause a third party to obtain, under any Project Document, any Governmental Approval required for the construction, use, maintenance, and operation of the Leased Premises or the Purchased Assets, which termination, suspension, revocation, modification, omission, or failure to obtain, or cause to be obtained, could reasonably be expected to result in a Material Adverse Effect, and such termination, suspension, revocation, modification, omission, or failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of TVA obtaining Actual Knowledge thereof or receipt by TVA of written notice thereof from Seven States; provided, however, that if (A) such termination, suspension, revocation, modification, omission, or failure cannot be cured within such period, or (B) such termination, suspension, revocation, modification, omission, or failure is reasonably susceptible of cure within one hundred and eighty (180) days after the earlier of TVA obtaining Actual Knowledge or TVA’s receipt of written notice of such termination, suspension, revocation, modification, omission, or failure from Seven States, or (C) TVA is proceeding with diligence and in good faith to cure such termination, suspension, revocation, modification, omission, or failure, or (D) the existence of such termination, suspension, revocation, modification, omission, or failure has not had and could not, after considering the nature of the cure, be reasonably expected to result in a Material Adverse Effect, then such cure period shall be extended to such date, not to exceed one hundred and eighty (180) days after such termination, suspension, revocation, modification, omission, or failure, as necessary for TVA diligently to cure such termination, suspension, revocation, modification, omission, or failure;
           12.1(g)  With respect to the Lease or the Assignment and Assumption Agreement, (A) such Lease or Assignment and Assumption Agreement (1) ceases to be a valid and binding obligation of the parties thereto or (2) is declared unenforceable by a Governmental Authority or (B) such Lease or Assignment and Assumption Agreement is terminated or ceases to be in full force and effect (prior to its normal or permitted expiration or termination pursuant to Section 3.1), except if caused by a default by Seven States thereunder;
           12.1(h)  An Event of Abandonment shall occur;
           12.1(i)  With respect to any of the Project Documents:
           12.1(i)(i)  Any Person shall be in breach of, or in default under, a Project Document (without regard to any cure periods therein), and such breach or default shall not be remediable or, if remediable, shall continue unremedied for the lesser of (A) a period of thirty (30) days from the time TVA obtains Actual Knowledge of such breach or default or (B) such period of time under such Project Document that such Person has available to it in which to remedy the breach or default; provided, however, that if (1) such breach or default cannot be cured within such thirty (30)-day period (or lesser period, as the case may be), and (2) such breach or default is susceptible of cure within one hundred and eighty (180) days, and (3) the breaching Person or TVA is proceeding with diligence and in good faith to cure such breach or default, then such thirty (30)-day cure period (or lesser period, as the case may be) shall be extended to such date, not to exceed a total of one hundred and eighty (180) days after such breach or default, as shall be necessary for such breaching Person diligently to cure such breach; provided, further, that no Event of Default shall occur as a result of any such action if TVA obtains a replacement party for the affected party within the thirty (30)-day cure period (or lesser period, as the case may be) referred to in this Section 12.1(i)(i) (or within the one hundred and eighty (180)-day cure period, if an extension pursuant to this Section 12.1(i)(i) is given) and such action does not have, prior to so obtaining such replacement party, a Material Adverse Effect; or
           12.1(i)(ii)  Any material provision in any Project Document shall for any reason cease to be valid and binding on any party thereto except upon fulfillment of such party’s obligations thereunder, or shall be declared null and void, and such deficiency is in TVA’s reasonable power to remediate; provided, however, that no Event of Default shall occur as a result of such breach or default if (A) such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Seven States within a period of one hundred and eighty (180) days thereafter or (B) TVA obtains a replacement party for the affected party within one hundred and eighty (180) days thereafter and, in either case, such breach or default has not had, and does not have prior to so obtaining such replacement provision or replacement party, a Material Adverse Effect; or
           12.1(i)(iii)  Either Party shall cause or permit any Project Document to be amended or altered without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed in each instance;
12.1(j)  Either Party shall materially fail to comply with applicable Law in connection with this Lease specifically or the Purchased Assets generally.
           12.2  Remedies for Event of Default.  Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, either Party who is not in default (Non-Defaulting Party) may declare this Lease to be in default by written notice to the other, defaulting Party (Defaulting Party).  At any time after this Lease is declared or deemed declared to be in default pursuant to the preceding sentence, so long as the outstanding Event of Default shall not have been remedied or cured as may be specifically provided with respect to any such Event of Default under Section 12.1, above, or so long as the occurrence of the Event of Default is no longer within any applicable grace or notice periods provided in Section 12.1, above, the Parties may do one or more of the following, as may be appropriate, to the extent permitted by and subject to compliance with any mandatory requirements of applicable Law then in effect:
           12.2(a)  The Non-Defaulting Party may, from time to time and at any time, proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Defaulting Party of the applicable covenants and terms of this Lease or to recover damages for breach thereof.
           12.2(b)  The Non-Defaulting Party may give the Defaulting Party written notice terminating this Lease, whereupon (1) the Non-Defaulting Party shall be deemed eligible to exercise the Buy-Back Option and (2) (i) if TVA is the Non-Defaulting Party, TVA shall be deemed to have exercised its Buy-Back Option and (ii) if Seven States is the Non-Defaulting Party, Seven States may elect to exercise the Buy-Back Option; provided, however, that this Lease shall not terminate until completion of the closing in which TVA purchases the Leased Premises.  All rights of the Parties under this Lease, except for those rights that expressly survive such termination, shall cease.  Such notice, however, shall not in any way adversely affect TVA’s existing ownership interest in the Purchased Assets.
           12.3  Right to Cure.  If the Defaulting Party at any time fails to make any payment or perform any other act on its part to be made or performed pursuant to this Lease, then the Non-Defaulting Party, after ten (10) Business Days’ notice to the Defaulting Party, or in an emergency with such notice as is reasonably practicable under the circumstances, and without waiving or releasing the Defaulting Party from any obligation or from any Event of Default and without waiving the Non-Defaulting Party’s right to take such action as may be permissible under this Lease as a result of such Event of Default, may make such payment or perform such act on the Defaulting Party’s behalf pursuant to this Lease.  The Defaulting Party shall reimburse the Non-Defaulting Party, within ten (10) days after written notice from the Non-Defaulting Party, an amount equal to all Commercially Reasonable sums, costs, and expenses paid or incurred by the Non-Defaulting Party in connection with the exercise of the Non-Defaulting Party’s cure rights under this paragraph.
             12.4  Waiver of Outside Cure Periods.  Notwithstanding anything to the contrary contained in this Article 12, in the event that TVA is a Defaulting Party, to the extent that (a) TVA continues to timely pay all Rent and its other monetary obligations as provided under this

Lease, (b) TVA’s long-term debt obligations are rated A3 or higher by Moody’s Investor Service, Inc. and A- or higher by Standard & Poor’s Ratings Group, and (c) TVA is diligently acting to cure any non-monetary Event of Default or an Event of Default that (1) does not involve (A) any material risk of foreclosure, sale, forfeiture or loss of any part of the Leased Premises or of impairment of Seven States’ use, operation, or maintenance of the Leased Premises in any material respect or (B) a risk of criminal sanctions or criminal liability being incurred by, or a material risk of any Material Adverse Effect on Seven States, or (2) could not reasonably be expected to have any Material Adverse Effect on the business and interests of Seven States, including any material risk of subjecting any such Person to regulation as a public utility under applicable Law, then any provision where TVA is limited to an outside cure deadline of one hundred and eighty (180) days shall not apply.
12.5  Force Majeure.
12.5(a)  Any delays in or failure of performance (except for the obligation to pay money) by a Party or its contractors shall not constitute an Event of Default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of that Party or its contractors, and that Party shall not be liable for any loss or damage due to or arising out of any such delays or failure of performance.  Such occurrences include acts of God or the public enemy, fires, epidemics, quarantines, strikes, freight embargoes or delays in transportation, unforeseeable severe weather or floods, or applicable Laws, regulations, orders, or other acts or failures to act of Governmental Authorities, or any causes, whether or not of the same class or kind of those specifically above named, that are not within the control of that Party or its contractors.

12.5(b)  A Party required to perform under this Lease shall give the other Party notice within seven (7) days after such Party knows (or reasonably should have known) of any such Force Majeure and shall give the other Party notice within seven (7) days after such Force Majeure ceases to exist.  If the Party required to perform under this Lease gives such notice after the expiration of such seven (7) -day period, then such Party shall have the right to claim Force Majeure for only the seven (7) days prior to the date of such Notice as opposed to the date on which such Force Majeure arose.  Force Majeure shall only extend the time permitted for such performance by the number of days by which such Force Majeure actually delayed such performance.

ARTICLE 13.  INDEMNIFICATION.
13.1  By TVA to Seven States. TVA shall indemnify, defend, and hold harmless Seven States, its officers, agents, contractors, subcontractors, and employees from any and all claims, based on any Laws whatsoever, for personal injury including death, property damage, and any and all fines or penalties to the extent such arise from the negligent acts, omissions or willful misconduct of TVA, its contractors, subcontractors, officers, employees, and agents (collectively, the TVA Parties) acting in the course and scope of their employment in performing activities on the Leased Premises.  This indemnification shall not extend to any damages to the Leased Premises or claims of any sort relating to the Leased Premises caused solely by the Seven States Parties’ (as defined in section 13.2, below) negligence or willful misconduct.
13.2  By Seven States to TVA. Seven States shall indemnify, defend, and hold harmless the TVA Parties from any and all claims based on any Laws whatsoever, for personal injury, including death, property damage, and any fines or penalties to the extent such arise from the negligent acts, omissions, or willful misconduct of Seven States, its officers, agents, employees, contractors, subcontractors, successors, and/or assigns and their respective employees and agents (collectively, the Seven States Parties) acting in the course and scope of their employment in performing activities on the Leased Premises.  This indemnification shall not extend to any damages to the Leased Premises or claims of any sort relating to the Leased Premises that were caused solely by the TVA Parties’ negligence or willful misconduct.

ARTICLE 14.  MISCELLANEOUS.
14.1  Assignment.

           14.1(a)  Each Party, for itself, its executors, administrators, legal representatives, successors, and assigns, expressly covenants that it shall not sell, assign, transfer, mortgage, pledge, or otherwise dispose of or encumber its rights in the Leased Premises, or assign or otherwise transfer any right or obligation under this Lease, to any Person (collectively, Transfer) without the prior written consent of the other Party in each instance; provided, however, that Seven States may Transfer rights as provided in Section 19 of the Joint Ownership Agreement (Assignment).  Notwithstanding the other Party’s consent, if given, to any proposed Transfer, the assigning Party shall at all times remain liable to the other Party for all of the assigning Party’s obligations hereunder unless otherwise agreed by the other Party in the exercise of its sole discretion and in a manner consistent with the covenant of good faith dealings imposed by Law.
           14.1(b)  If the Transferring Party shall desire to Transfer its interest in this Lease, the assigning Party shall submit to the other Party a written request for the other Party’s consent to such Transfer, which request shall be accompanied by the following:  (i) the name and address of the proposed Transferee; (ii) the form, terms, and conditions of the proposed Transfer and Transfer agreement; (iii) the nature and character of the business of the proposed Transferee and information relating to the proposed Transferee’s experience and involvement in the business of owning and managing energy production assets in accordance with Good Utility Practice; (iv) current financial information evidencing a financial standing consistent with the standards for entities engaged in the business of owning and managing energy production assets in accordance with Good Utility Practice; and (v) any other information the other Party may reasonably request with respect to the proposed Transferee.
           14.1(c)  The effectiveness of any Transfer and any consent to a Transfer by the other Party pursuant to this Section 14.1 shall be further conditioned on the following:
           14.1(c)(i)  The Transferring Party shall reimburse the other Party on demand for any Commercially Reasonable documented out-of-pocket costs, including reasonable attorneys’ fees and disbursements, that may be incurred by the other Party in connection with said Transfer;
           14.1(c)(ii)  The Transferring Party shall promptly deliver to the other Party a copy of the fully executed Transfer agreement consented to by the other Party and any related agreements promptly after the full execution thereof;
           14.1(c)(iii)  the proposed Transferee, and, if the Transferee is a general partnership, the individual partners thereof, shall execute and deliver to the other Party an agreement in recordable form, whereby such Transferee agrees unconditionally to be personally bound by and to perform all of the obligations of the Transferring Party hereunder and further expressly agrees that notwithstanding such Transfer the provisions of this Section 14.1 shall continue to be binding upon such Transferee with respect to all future Transfers;
           14.1(c)(iv)  The Transferring Party shall, in connection with such Transfer, have obtained any third-party consents required in accordance with applicable Law, and all applicable Governmental Approvals;
           14.1(c)(v)  No Change in Law has occurred that would (A) make it illegal for either Party to permit or cause such a Transfer, or (B) reasonably be expected to result in a Material Adverse Effect; and
           14.1(c)(vi)  Subject to Section 14.1(a), above, the Transferring Party shall remain fully liable for the performance of all of the Transferring Party’s obligations hereunder notwithstanding any Transfer and, without limiting the generality of the foregoing, shall remain fully responsible and liable to the other Party for all acts and omissions of any Transferee or anyone claiming by, through, or under any Transferee that violates any of the obligations of this Lease, and any such violation shall be deemed to be a violation by the Transferring Party.  Notwithstanding any Transfer and assumption by the Transferee of the obligations of the Transferring Party hereunder, the Transferring Party, and each immediate or remote successor in interest of the Transferring Party, shall remain liable jointly and severally (as a primary obligor) with its Transferee and all subsequent Transferees for the performance of the Transferring Party’s obligations hereunder, and shall remain fully and directly responsible and liable to the other Party for all acts and omissions on the part of any Transferee subsequent to it in violation of any of the obligations of this Lease.

           14.1(d)  To the extent that TVA is not the lessee hereunder, any transfer, by operation of law or otherwise, of the interest of TVA in this Lease (in whole or in part) or of a fifty percent (50%) or greater interest in TVA (whether stock, partnership interest, or otherwise) shall be deemed a Transfer within the meaning of this Section 14.1.  The issuance of shares of such stock to other than the United States government shall be deemed to be a transfer of such stock for the purposes of this Section 14.1(d).
           14.1(e)  The consent of the other Party to any Transfer shall not relieve the Transferring Party from obtaining the express consent in writing of the other Party to any further assignment.
           14.2  Amendments and Waivers.  No term, covenant, agreement, or condition of this Lease may be terminated or amended or have compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument in writing executed by each Party hereto.
           14.3  Notices.  All notices, confirmations, and other communications required or permitted by the terms of this Lease shall be given in English and in writing and shall be deemed to have been duly given:  (a) if sent by certified mail postage prepaid, return receipt requested, five (5) days after being deposited in the United States mail; (b) if sent by standard overnight carrier (such as Federal Express), upon the date of delivery indicated in the records of such carrier; (c) if transmitted by facsimile, when received by the recipient in legible form (with machine confirmation); and (d) if hand-delivered, when delivered by hand; and, in the case of each of the foregoing methods (a) through (d) addressed or transmitted as follows:

For TVA:                                Tennessee Valley Authority
Attn:  Executive Vice President, Customer Resources
One Century Place, 26 Century Blvd., OCP 1F-NST
Nashville, TN  37229
615-232-6011
Fax:  615-232-6014

With copy to:                                           Tennessee Valley Authority
Attn:  Office of General Counsel
400 West Summit Hill Drive, WT 6A-K
Knoxville, TN  37902
Phone:  865-632-4131
Fax:  865-632-3307

For Seven States:                                           Seven States Southaven, LLC
Attn:  President and CEO
1206 Broad Street
Chattanooga, TN  37402
Phone:  423-756-6511
Fax:  423-267-9424

With a copy to:`                                           Carlos Smith
Miller & Martin, PLLC
832 Georgia Avenue
Chattanooga, TN  37402
Phone:  423-785-8359
Fax:  423-321-1659

           14.4 Survival.  Termination of this Lease shall not relieve the Parties of obligations that by their nature should survive such termination, including final billing, billing adjustment and payments, warranties, remedies, and confidentiality obligations, as well as the compliance obligations under Section 2.4 above, the apportionment of Impositions under Section 3.8 above, and environmental matters under Section 7.3 above.

           14.5 Successors and Assigns.  This Lease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and assigns as permitted by and in accordance with the terms hereof.
           14.6 Governing Law.  In all respects, including matters of construction, validity, and performance, this Lease shall be governed by, and construed in accordance with, the Federal Laws of the United States of America; provided, however, that (a) the Laws of the State of Mississippi shall govern as to matters affecting real property in the State of Mississippi where there is no such applicable Federal Law or Federal Law requires adoption of state Law for a rule of decision with respect to such matters, and (b) the Laws of the State of Tennessee shall govern where there is no such applicable Federal Law or Federal Law requires adoption of state Law for a rule of decision as to matters other than with respect to matters affecting real property in the State of Mississippi.  To the fullest extent permitted by Law, TVA and Seven States hereby unconditionally and irrevocably waive any claim to assert that the Law of any other jurisdiction governs this Lease, except as expressly otherwise provided above.
14.7  Consent to Jurisdiction; Waiver of Trial by Jury.

           14.7(a)  Each of the Parties (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Tennessee for the purposes of any suit, action, or other proceeding arising out of this Lease, the Assignment and Assumption Agreement, or the Joint Ownership Agreement that is brought by either of the Parties or their successors or assigns, (ii) hereby irrevocably agrees that all claims with respect to such suit, action, or other proceeding shall be heard and determined in the above-named court, and (iii) to the extent permitted by applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action, or other proceeding, any claim that:  (A) it is not personally subject to the jurisdiction of the above-named court; (B) that the suit, action, or other proceeding is brought in an inconvenient forum; (C) that the venue of the suit, action, or other proceeding is improper; or (D) that this Lease, the Assignment and Assumption Agreement, or the Joint Ownership Agreement, may not be enforced in or by the above-named court.
           14.7(b)  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF THIS LEASE, THE ASSIGNMENT AND ASSUMPTION AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY OF THE PARTIES OR THEIR SUCCESSORS OR ASSIGNS.
           14.8 Merger.  To the extent permitted by applicable Law, this Lease shall not terminate, nor shall TVA’s interest be extinguished, lost, conveyed, or otherwise impaired, or be merged into or with any other interest or estate in the Leased Premises or any other property interest, in whole or in part, other than as expressly provided in this Lease by any cause or for any reason whatsoever, including (a) any damage to or destruction of all or any part of the Leased Premises or the taking of the Leased Premises or any portion thereof by condemnation, requisition, eminent domain, or otherwise, (b) any prohibition, limitation, or restriction of Seven States’ or TVA’s use of all or any part of the Leased Premises or the interference of such use by any Person, (c) the coincident ownership by any Person (including Seven States) of any estate or interest in the Leased Premises or any other rights granted or conveyed pursuant to this Lease with any estate or interest in the Leased Premises, (d) any inadequacy, incorrectness, or failure of the description of the Leased Premises or any property or rights intended to be granted or conveyed by this Lease, (e) any default in the performance or the observance by Seven States or TVA of any of their respective covenants and agreements to be performed and observed by such party hereunder, (f) the insolvency, bankruptcy, reorganization, or similar proceedings by or against Seven States or TVA, or (g) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.  The Parties intend and agree that the rights granted and conveyed hereunder shall be separate and independent covenants and agreements of the Parties and that this Lease and any other right granted or conveyed pursuant to this Lease may be terminated only as provided in this Lease and may not be terminated without notice.
           14.9 Severability.  Any provision of this Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
           14.10 Counterparts.  This Lease may be executed by the Parties in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
           14.11 Headings and Table of Contents.  The headings of the sections of this Lease and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
           14.12 Further Assurances.  Each Party shall promptly and duly execute and deliver such further documents and assurances for and take such further action reasonably requested by the other Party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Lease.
           14.13 Effectiveness.  This Lease has been dated as of the date first above written for convenience only.  This Lease shall be effective on the date of execution and delivery by TVA and Seven States.
           14.14 Entire Agreement.  This Lease, the Assignment and Assumption Agreements, the Joint Ownership Agreement, and related nondisclosure agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all oral and all prior written agreements and understandings with respect to such subject matter.
           14.15 No Partnership, Etc.  Except as set forth herein and under the Joint Ownership Agreement, the Parties intend that nothing contained in this Lease or the Assignment and Assumption Agreement or the Joint Ownership Agreement shall be deemed or construed to create a partnership, joint venture, or other co-ownership arrangement by and among any of them.  The Parties hereby acknowledge and agree that for United States Federal income tax purposes, Seven States is the owner of the Leased Premises and this Lease is a “true lease.”  Further, this Lease shall constitute an agreement of lease only and nothing herein shall be construed as conveying to TVA any right, title, or interest in and to the Leased Premises except solely as lessee hereunder.
           14.16 Memorandum of Lease.  Upon request by either Party, the other Party shall promptly execute, acknowledge, and deliver duplicate originals of a Memorandum of Lease.  Either Party may record such Memorandum of Lease.  Any taxes imposed upon such recording shall be paid by the Party that bears primary liability under applicable Law for payment of such taxes.  If the Parties amend this Lease, then the Parties have the same rights and obligations regarding a memorandum of such amendment that they do for the Memorandum of Lease.
           14.17 Estoppel Certificates.  From time to time, each Party to this Lease (a Requesting Party) may, up to twice a year, require the other Party (a Certifying Party) to execute, acknowledge, and deliver to the Requesting Party (or directly to a third party whose name and address are provided by the Requesting Party) up to four original counterparts of an Estoppel Certificate.  The Certifying Party shall sign, acknowledge, and return such Estoppel Certificate within fifteen (15) days after request.  Any third party to whom an Estoppel Certificate is directed may rely on such Estoppel Certificate.
           14.18 Consent and Waiver.  It is understood and agreed that one Party’s granting of any consent to the other Party to perform any act requiring the first Party’s consent or approval under the terms of this Lease, or the failure on the part of the first Party to object to any such action taken by the other Party without the first Party’s consent, shall not be deemed a waiver by the first Party of its rights to require such consent for any further similar act by the other Party.  The Parties hereby expressly covenant and warrant that as to all matters requiring the other Party’s consent under the terms of this Lease, the Party requiring consent shall secure such consent for each and every happening of the event requiring such consent, and shall not claim any waiver by the other Party of the requirement to secure such consent.  If the Party withholding or delaying consent is determined to have done so unreasonably (in violation of an express obligation to be reasonable as expressly set forth in this Lease), then such Party’s consent shall be deemed granted and such Party shall have no liability as a result of its withholding or delaying of consent.

14.19 Seven States Required Federal Contracting Covenants.  So long as this Lease shall remain in effect, Seven States (or any successor thereto) hereby agrees and covenants to comply with the applicable provisions of 41 C.F.R. § 60-1.4, 41 C.F.R. § 60-250.4, and 41 C.F.R. § 60-741.5.
           14.20 Waiver of Partition. So long as the Purchased Assets or any part thereof as originally constructed, reconstructed, or added to are used or useful for the generation of electrical power and energy, or to the end of the period permitted by applicable Law, whichever first occurs, the Parties waive any right to partition (whether by partition in kind or sale and division of the proceeds thereof), and agree that they will not resort to any action at law or in equity to partition and further waive the benefit of all Laws that may now or hereafter authorize such partition of the properties comprising the Purchased Assets.  It is agreed that this covenant shall be deemed to run with the land.  All instruments of conveyance which effect, evidence, or vest the ownership interest of Seven States in the Purchased Assets shall contain this waiver of right to partition.
14.21 Interpretation.  In this Lease, unless otherwise provided herein, the terms set forth in Article 1 have the meanings provided for herein.  Any term defined in Article 1, above, by reference to another document, instrument, or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument, or agreement is in effect.  Words in the singular include the plural and vice versa.  Words referring to one gender include any gender.  A reference to any statute, regulation, proclamation, ordinance, or other Law includes all statutes, regulations, proclamations, ordinances, and other Laws varying, consolidating, or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations, and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute.  A definition of or reference to any document, instrument, or agreement includes each amendment or supplement to, or restatement, replacement, substitution, successor, modification, or novation of, any such document, instrument, or agreement unless otherwise specified in such definition or in the context in which such reference is used; provided, however, that such documents were not amended in breach of a covenant contained in any agreement to which TVA or Seven States is a party.  A reference to a particular section, paragraph, or other part of a particular statute shall be deemed to be a reference to any other section, paragraph, or other part substituted therefor from time to time unless otherwise specified.  A reference to any Person (as hereinafter defined) includes such Person’s successors and permitted assigns.  Any reference to “days” means calendar days unless “Business Days” are expressly specified.  If the date as of which any right, option, or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a day that is not a Business Day, such right, option, or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day, with the same effect as if the same was exercised or made on such date or day and no interest shall accrue or be payable with respect to such payment.  Words such as “hereunder,” “hereto,” “hereof,” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph, or clause thereof.  A reference to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned. Unless otherwise expressly stated, references in this Lease to “Articles,” “Sections,” and “Subsections” are to Articles, Sections, and Subsections of this Lease.
14.22  TVA’s Access to Seven States’ Financial Statements.  Upon written request by TVA, Seven States shall provide access during normal working hours to its records as necessary to permit TVA to verify the accuracy or appropriateness of Seven States’ financial records.  TVA shall keep the information examined confidential.  Nothing in this Section shall be construed as in any way impairing the ability pursuant to statutory authority of the Office of the Inspector General of TVA or of any other Federal agency having auditing jurisdiction over TVA to examine the records of Seven States to the extent relating to any amount billed to TVA by Seven States.
14.23  Fees and Expenses.  Except as expressly provided elsewhere in this Lease, each Party shall bear its own costs and expenses incurred by it in connection with the negotiation, preparation, execution, and implementation of this Lease, including the costs of accounting and financial reporting.
14.24  Dispute Resolution.  If a dispute arises out of or relates to this Lease, the Parties agree to use their best efforts to resolve such a dispute informally at the lowest possible levels of decision-making.  If such a dispute is not resolved at the working level, it shall be referred to higher levels of management of both Parties for consideration, as necessary.  If the dispute cannot be so settled within sixty (60) days, the Parties will consider the development and use of consensual alternative dispute resolution processes (“ADR”), such as facilitation and mediation, to try in good faith to settle the dispute before resorting to litigation.  It is expressly recognized and agreed, however, that (a) nothing in this Section 14.24 shall be construed to require the use or completion of ADR prior to resorting to litigation or to otherwise limit the Parties from resorting to litigation, and (b) this Section 14.24 is not a “Disputes” clause within the meaning of the Contract Disputes Act of 1978, 41 U.S.C. §§ 601-613 (CDA), and that this Lease is not subject to the provisions of the CDA.

IN WITNESS WHEREOF, Seven States and TVA have caused this Lease to be duly executed and delivered under seal by their duly authorized officers.

SEVEN STATES SOUTHAVEN, LLC

By:  /s/ Jack W. Simmons___________________
Title: President and Chief Executive Officer

TENNESSEE VALLEY AUTHORITY

By:  /s/ Tom D. Kilgore_____________________
Title: President and CEO

EXHIBIT A
LEGAL DESCRIPTION

SOUTHAVEN COMBUSTION TURBINE SITE

Mississippi Parcel 1 (Acquisition Tract SCBTS-1)

A parcel of land lying in the SW1/4 of Section 15 Township 1 South Range 8 West in Desoto County, State of Mississippi, being on the Southaven Combustion Turbine Site and at the intersection of Tulane Road and Stateline Road, as shown on US-TVA Drawing No. 112 MS 422 B 100(D) R.0 and being more particularly described as follows:

Commencing at a concrete monument (found) (Coordinates: N. 275,703.11, E. 750,567.00), being NGS MON 153; thence S42°05'16"E, 13,353.72 feet to an angle iron (set) on the accepted Mississippi-Tennessee state line being corner No. SCBTS-1 and the Point of Beginning:

Thence leaving the point of beginning and said Mississippi-Tennessee state line S02°11'31"W, 1,100.72 feet to a rebar (found) in the northern right of way of Stateline Road, being corner No. SCBTS-2; thence continuing with said right of way for the following two calls;
N87°47'07"W, 304.06 feet to a rebar (found), being corner No. SCBTS-3;
thence N87°47'41"W, 104.99 feet to a (3/8") rebar (found), being corner No. SCBTS-6;
thence leaving said right of way N02°12'24"E, 206.98 feet to a (3/8") rebar (found), being corner No. SCBTS-5; thence parallel with north right of way of Stateline Road N87°48'27"W, 1,260.36 feet to rebar with cap (found) and stamped “THY INC. #888” in the eastern right of way of Tulane Road, being corner No. SCBTS-7; thence with said right of way N02°15'03"E, 899.31 feet to a rebar with cap (found) on the accepted Mississippi-Tennessee state line, being corner No. SCBTS-8; thence leaving said right of way and with said state line S87°36'39"E, 1,668.44 feet to the point of beginning and containing 36.29 acres.

Located on VTM Quad Horn Lake, MS.

Positions of corners and directions of lines are referred to the Tennessee Lambert State Coordinate System and NAD 83 (2007) Horizontal Datum.

This description was prepared from an ALTA survey dated May 1, 2000 and a survey dated December 18, 2007 by:

Tennessee Valley Authority
MR 4B-C
Chattanooga, TN 37402-2801

Mississippi Parcel 2 (Acquisition Tract SCBTS-2)

A parcel of land lying in the SE1/4 of Section 16 Township 1 South Range 8 West in Desoto County, State of Mississippi, being on the Southaven Combustion Turbine Site and at the intersection of Tulane Road and Stateline Road, as shown on US-TVA Drawing No. 112 MS 422 B 100(D) R.0 and being more particularly described as follows:

Commencing at a concrete monument (found) (Coordinates: N. 275,703.11, E. 750,567.00), being NGS MON 153; thence S33°33'03"E, 12,943.26 feet to a rebar (found) in the west right of way of Tulane Road, being corner No. SCBTS-9 and the Point of Beginning:

Thence leaving the point of beginning and said right of way N87°55'13"W, 225.69 feet to a nail (60d) (found), being corner No. SCBTS-10;
thence N87°42'13"W, 420.76 feet to a rebar without cap (found), being corner No. SCBTS-11;
thence N02°36'46"E, 209.28 feet to a rebar without cap (found), being corner No. SCBTS-12; thence N87°28'38"W, 210.14 feet to an iron pipe (1.5") (found), being corner No. SCBTS-13;
thence S02°13'39"W, 209.42 feet to a pin (found), being corner No. SCBTS-14;
thence S02°43'42"W, 155.47 feet to a rebar with cap (found) in the north right of way of Stateline Road, being corner No. SCBTS-15;
thence with road said right of way N87°43'40"W, 415.16 feet to a rebar (found), being corner No. SCBTS-16;
thence N02°24'39"E, 673.73 feet to an iron pipe (1.5") (found), being corner No. SCBTS-17; thence S87°35'36"E, 434.83 feet to a rebar (found), being corner No. SCBTS-18;
thence N02°19'08"E, 435.00 feet to a rebar (found) on the accepted Mississippi-Tennessee state line, being corner No. SCBTS-19;
thence with said state line for the following calls:
S87°35'34"E, 311.41 feet to an angle iron (set), being corner No. SCBTS-26;
thence S87°35’28”E, 523.19 feet to an iron pipe (found) in the west right of way of Tulane Road, being Corner No. SCBTS-20;
thence leaving said state line and with said road right of way S02°15'57"W, 206.15 feet to a rebar (found), being corner No. SCBTS-21;
thence leaving said right of way N87°38'49"W, 158.80 feet to a rebar (found), being corner No. SCBTS-22;
thence S02°07'35"W, 209.14 feet to an iron pipe (found), being corner No. SCBTS-23;
thence S87°29'48"E, 158.20 feet to a rebar (found) in the western right of way of Tulane Road, being corner No. SCBTS-24;
thence with said road right of way S02°15'14"W, 534.74 feet to the point of beginning and containing 23.14 acres.

Located on VTM Quad Horn Lake, MS.

Positions of corners and directions of lines are referred to the Tennessee Lambert State Coordinate System and NAD 83 (2007) Horizontal Datum.

This description was prepared from an ALTA survey dated May 1, 2000 and a survey dated December 18, 2007 by:

Tennessee Valley Authority
MR 4B-C
Chattanooga, TN 37402-2801

Mississippi Parcel 3 – Transmission Line Easement (Acquisition Tract SCBTS-4-TL)

An easement for transmission line purposes as described in that certain Transmission Line Easement dated November 21, 2000, between Entergy Mississippi, Inc. and Southaven Power, LLC, recorded December 8, 2000 in Deed Book 384, page 81 over, under and across a parcel of land lying in the SE1/4 of Section 16 Township 1 South Range 8 West in Desoto County, State of Mississippi, being on the Southaven Combustion Turbine Site, as shown on US-TVA Drawing No. 112 MS 422 B 100(D) R.0 and being more particularly described as follows:

Commencing at a concrete monument (found) (Coordinates: N. 275,703.11, E. 750,567.00), being NGS MON 153; thence S29°12'19"E, 12,075.19 feet to a point in the western line of tract SCBTS-2, being corner SCBTS-33 and the Point of Beginning:

Thence leaving the point of beginning and said western line of tract SCBTS-2 N89°54'39"W, 417.53 feet to a point, being corner No. SCBTS-34;
thence N44°04'03"W, 81.72 feet to a point, being corner No. SCBTS-35;
thence N45°55'57"E, 150.00 feet to a point, being corner No. SCBTS-36;
thence S44°04’03”E, 18.29 to a point, being Corner No. SCBTS-37;
thence S89°54’39”E, 360.18 to a point, being Corner No. SCBTS-38;
thence S02°24’35”W, 150.12 feet to the point of beginning and containing 1.51 acres.

Located on VTM Quad Horn Lake, MS.

Positions of corners and directions of lines are referred to the Tennessee Lambert State Coordinate System and NAD 83 (2007) Horizontal Datum.

This description was prepared from an ALTA survey dated May 1, 2000 and a survey dated December 18, 2007 by:

Tennessee Valley Authority
MR 4B-C
Chattanooga, TN 37402-2801

Tennessee Parcel 1 (Acquisition Tract SCBTS-3)

A parcel of land lying in the in the Third Civil District of Shelby County, State of Tennessee, being on the Southaven Combustion Turbine Site and at the intersection of Tulane Road and Windsor Road, as shown on US-TVA Drawing No. 112 MS 422 B 100(D) R.0 and being more particularly described as follows:

Commencing at a concrete monument (found) (Coordinates: N. 275,703.11, E. 750,567.00), being NGS MON 153; thence S41°31'41"E, 10,982.12 feet to an iron pipe with cap (found) in the west right of way of Tulane Road being corner No. SCBTS-32 and the Point of Beginning:

Thence leaving the point of beginning and with said right of way S02°12'12"W, 1,617.62 feet to a rebar (found), being corner No. SCBTS-25;
thence N88°17'26"W, 27.82 feet to an iron pipe (found), being corner No. SCBTS-20 thence N87°35’28”W, 523.19 feet to an angle iron (set), being Corner No. SCBTS-26;
thence N02°21'10"E, 126.18 feet to an angle iron (set), being Corner No. SCBTS-27;
thence N02°21’15”E, 238.59 feet to an angle iron (set), being Corner No. SCBTS-30;
thence N02°20'30"E, 1,271.29 feet to an iron pipe (2") (found) in the south line of Windsor Road, being corner No. SCBTS-31;
thence with said south line S85°41'42"E, 547.38 feet to the point of beginning and containing 20.51 acres.

Located on VTM Quad Horn Lake, MS.

Positions of corners and directions of lines are referred to the Tennessee Lambert State Coordinate System and NAD 83 (2007) Horizontal Datum.

This description was prepared from an ALTA survey dated May 1, 2000 and a survey dated December 18, 2007 by:

Tennessee Valley Authority
MR 4B-C
Chattanooga, TN 37402-2801

Tennessee Transmission Line Corridor

A parcel of land lying in the in the Third Civil District of Shelby County, State of Tennessee, being on the Southaven Combustion Turbine Site and at the intersection of Tulane Road and Windsor Road, as shown on US-TVA Drawing No. 112 MS 421 B 99(D) R.0 and being more particularly described as follows:

Commencing at a concrete monument (found) (Coordinates: N. 275,703.11, E. 750,567.00), being NGS MON 153; thence S34°33'26"E, 11,764.90 feet to an angle iron (set) being corner No. SCBTS-27 and the Point of Beginning:

Thence leaving the point of beginning N54°36'16"W, 480.01 feet to an angle iron (set),being Corner No. SCBTS-28;
thence N35°24'01"E, 200.01 feet to an angle iron (set), being Corner No. SCBTS-29 thence S54°36'16"E, 349.90 feet to an angle iron (set), being Corner No. SCBTS-30;
thence S02°21'15"W, 238.59 feet to the point of beginning and containing 1.91 acres.

Located on VTM Quad Horn Lake, MS.

Positions of corners and directions of lines are referred to the Tennessee Lambert State Coordinate System and NAD 83 (2007) Horizontal Datum.

This description was prepared from an ALTA survey dated May 1, 2000 and a survey dated December 18, 2007 by:

Tennessee Valley Authority
MR 4B-C
Chattanooga, TN 37402-2801

EXHIBIT B
TVA’S PEOPLE WITH ACTUAL KNOWLEDGE
1.           James D. Clayton, Plant Manager
2.	Louis Chip Diamond (solely with respect to such person’s knowledge of environmental matters applicable under this Lease)
[End of Exhibit B]

EXHIBIT C
SEVEN STATES’ PEOPLE WITH ACTUAL KNOWLEDGE
1.           Jack W. Simmons
2.           James S. Adams, Jr.
3.           John I. Cooke
[End of Exhibit C]

SCHEDULE 10.1

INSURANCE REQUIREMENTS

1.           Insurance Coverage.  Without limiting any of the other liabilities of TVA under the Lease, TVA shall at all times carry and maintain at least the minimum insurance coverage set forth below in this Schedule.  All insurance carried pursuant to this Lease shall be placed with insurers having a minimum A.M. Best rating of A, or as may otherwise be acceptable to Seven States.

           (a)           All Risk Property Insurance.  All risk property insurance covering against physical loss or damage to the Leased Premises, including fire and extended coverage, collapse, flood, earth movement, terrorism, and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown).  Coverage shall be written on a replacement cost basis; and

           (b)           Commercial General Liability.  Third-party liability insurance written on an occurrence basis with a limit of not less than One Million Dollars ($1,000,000).  Such coverage shall include premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, products/completed operations, property damage, and personal injury liability; and

           (c)           Workers’ Compensation / Employer’s Liability.  A compensation program as required by law under the Federal Employees Compensation Act or, in the alternative, workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness, or death of a TVA employee while at work or in the scope of his employment with TVA and employer’s liability insurance in an amount not less than One Million Dollars ($1,000,000); and

           (d)           Automobile Liability.  In the event TVA utilizes vehicles on the Leased Premises, automobile liability insurance covering owned, non-owned, leased, hired, or borrowed vehicles against bodily injury or property damage.  Such coverage shall have a limit of not less than One Million Dollars ($1,000,000); and

           (e)           Excess/Umbrella Liability.  Excess/umbrella insurance written on an occurrence basis and providing coverage limits in excess of the primary limits applying under policies described in Subsections 1(b), 1(c) (employer’s liability only), and 1(d) of this Schedule, above.  The limit of such excess/umbrella coverage shall not be less than Ten Million Dollars ($10,000,000).  Such insurance shall contain a drop-down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis.

2.           Operator Insurance Coverage.  TVA shall cause any operator (if other than TVA) of the Purchased Assets to maintain, or cause to be maintained, in full force and effect such insurance as such operator is contractually required to maintain.  Furthermore, the operator shall cause its liability insurance policies to be endorsed with the following clauses:  additional insured status in favor of TVA, Seven States, and any mortgagee; waiver of subrogation in favor of TVA and Seven States; severability of interests in favor of TVA and Seven States; primary and non-contributory working in favor of TVA and Seven States; and a thirty (30) -day cancellation clause in favor of TVA, Seven States, and any mortgagee.  TVA shall cause any such operator, prior to the Lease Commencement Date and upon request from time to time, to deliver to Seven States such evidence of insurance as may be requested by Seven States or any mortgagee.

3.           Endorsements.  TVA shall cause all insurance maintained in accordance with this Lease to be endorsed as follows:

           (a)           TVA shall be the named insured and Seven States and any mortgagee shall be additional named insureds with respect to the property policies described in section 1(a) above.  TVA shall be the named insured and Seven States shall be an additional insured with respect to the liability policies described in sections 1(b), 1(c) (employer’s liability only), and 1(e) of this Schedule, above; and

           (b)           inasmuch as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements, and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and

           (c)           the insurers shall waive all rights of subrogation against Seven States; and

           (d)           such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Seven States with respect to its interest as such in the Leased Premises; and

           (e)           if such insurance is canceled for any reason whatsoever, including for nonpayment of premium, or any changes are initiated by TVA or the insurance carrier that affect the interest of Seven States, Seven States, and any mortgagee shall be notified thirty (30) days prior (ten (10) days prior in the case of non-payment of premium) by the insurer.

4.           Certifications.  Within ten (10) days of the Lease Commencement Date, and at each policy renewal, but not less than annually, TVA shall provide to Seven States approved certification from each insurer or by an authorized representative of each insurer.  Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in Section 3 of this Schedule, above, for such insurance required under this Section 4.  Upon reasonable request, TVA shall allow Seven States to review the insurance policies, binders, or other evidence of such insurance at the TVA Risk Management Chattanooga office.

5.           Self Insurance.  Notwithstanding anything to the contrary contained in this Schedule, TVA may elect to self-insure with respect to the insurance required by Subsections 1(a), 1(b), 1(c), 1(d), and1(e) of this Schedule.